As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-______________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933
____________________

FIBERSTARS, INC.

(Exact name of registrant as specified in its charter)

California	3640	94-3021850
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

44529 Nobel Drive
Fremont, California 94538
(510) 490-0719
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DAVID N. RUCKERT
Chief Executive Officer
FIBERSTARS, INC.
44529 Nobel Drive
Fremont, California 94538
(510) 490-0719
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
RICHARD S. BEBB
DAVINA K. KAILE
Pillsbury Winthrop LLP
2475 Hanover Street
Palo Alto, California 94304
____________________
Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     | X |

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   |__|   _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |__|   _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |__|   _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   |__|

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of securities to be	Amount to be	offering price per	aggregate offering	registration
registered	registered	share(1)	price(1)	fee(2)

Common Stock, $.0001 par value(2)	1,622,025 Shares	$8.92	$14,468,463	$1,834

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high ($9.24) and low ($8.60) prices of our common stock on the Nasdaq National Market on May 24, 2004.

(2) Associated with the Common Stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the common stock prior to the occurrence of certain events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 27, 2004

PROSPECTUS

1,622,025 Shares

FIBERSTARS, INC.

Common Stock

______________________

     This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein of up to 1,541,011 shares of common stock and up to 81,014 shares issuable upon the exercise of a warrant. The warrant entitles the holder to purchase one share of common stock for $4.50.

     Our common stock is traded on the Nasdaq National Market under the symbol “FBST.” The last reported sale price of our common stock on the Nasdaq National Market on May 24, 2004 was $8.74 per share.

     The selling shareholders may offer and sell their respective shares in transactions on the Nasdaq National Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

     The selling shareholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares or both. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

______________________

     Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 2.

______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

______________________

The date of this prospectus is ____________, 2004

- i -

FIBERSTARS, INC.

     We are a leading supplier of fiber optic lighting. Our products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. We have 40 patents on our technologies for fiber optic lighting. Our customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others.

     We were incorporated in California in 1995. Our executive offices are located at 44259 Nobel Drive, Fremont, California 94538 and our telephone number is (510) 490-0719. Our website address is located at http://www.fiberstars.com. The information contained in our website does not form any part of this prospectus or the registration statement of which this prospectus is a part.

     Fiberstars(R), BritePak(R), CPC(TM), Fiberstars EFO(TM), Fiberstars Spa Lights(TM), Fiberstars Underground Illuminator(TM), FX Light(TM), FX Spa Lights(TM), JazzLight(TM), LightlyExpressed(R) and OptiCore(TM) are our registered trademarks. We also refer to trademarks of other corporations and organizations in this prospectus.

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes. The risks and uncertainties describe below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also negatively impact our business operations.

RISK FACTORS

     Our operating results are subject to fluctuations caused by many factors that could result in decreased revenues and a drop in the price of our common stock.

     Our operating results can vary significantly depending upon a number of factors. It is difficult to predict the lighting market’s acceptance of and demand for our products on a quarterly basis, and the level and timing of orders received can fluctuate substantially. Our sales volumes fluctuate, as does the relative volume of sales of our various products with significantly different product margins. Historically we have shipped a substantial portion of our quarterly sales in the last month of each of the second and fourth quarters of the year. Our product development and marketing expenditures may vary significantly from quarter to quarter and are made well in advance of potential resulting revenue. Significant portions of our expenses are relatively fixed in advance based upon our forecasts of future sales. If sales fall below our expectations in any given quarter, we will not be able to make any significant adjustment in our operating expenses, and our operating results will be adversely affected.

     Our sales are dependent upon new construction levels and are subject to seasonal and general economic trends.

     Sales of our pool and spa lighting products, which currently are available only with newly constructed pools and spas, depend substantially upon the level of new construction of pools. Sales of commercial lighting products also depend significantly upon the level of new building construction and renovation. Construction levels are affected by housing market trends, interest rates and the weather. Because of the seasonality of construction, our sales of swimming pool and commercial lighting products, and thus our overall revenues and income, have tended to be significantly lower in the first and third quarter of each year. Various economic and other trends may alter these seasonal trends from year to year, and we cannot predict the extent to which these seasonal trends will continue. Recent and continued weakness in the U.S. economy may continue to affect construction and our business. Additionally, some business segments, such as themed entertainment, remain weak as a result of reduced air travel following the September 11, 2001 tragedy and the outbreak and spread of Severe Acute Respiratory Syndrome, or SARS. Themed entertainment is a key source of revenues for our commercial lighting segment and continued softness of this industry will potentially have a material negative effect on our future commercial lighting sales.

     If we are not able to timely and successfully develop, manufacture, market and sell our new products, our operating results will decline.

     We expect to introduce additional new products each year in the pool and spa lighting and commercial lighting markets. Delivery of these products may cause us to incur additional unexpected research and development expenses. We could have difficulties manufacturing these new products as a result of our inexperience with them or the costs could be higher than expected. Any delays in the introduction of these new products could result in lost sales, loss of customer confidence and loss of market share. Also, it is difficult to predict whether the market will accept these new products. If any of these new products fails to meet expectations, our operating results will be adversely affected.

     We operate in markets that are intensely and increasingly competitive.

     Competition is increasing in a number of our markets. A number of companies offer directly competitive products, including fiber optic lighting products for downlighting, display case and water lighting, and neon and other lighted signs. We are also experiencing competition from light emitting diode, or LED, products in water lighting and in neon and other lighted signs. Our competitors include some very large and well-established companies such as Philips, Schott, 3M, Bridgestone, Pentair, Mitsubishi and Osram/Siemens. All of these companies have substantially greater financial, technical and marketing resources than we do. We may not be able to adequately respond to fluctuations in competitive pricing. We anticipate that any future growth in fiber optic lighting will be accompanied by continuing increases in competition, which could adversely affect our operating results if we cannot compete effectively.

     We rely on intellectual property and other proprietary information that may not be protected and that may be expensive to protect.

     We currently hold 40 patents. There can be no assurance, however, that our issued patents are valid or that any patents applied for will be issued. We have a policy of seeking to protect our intellectual property through, among other things, the prosecution of patents with respect to certain of our technologies. There are many issued patents and pending patent applications in the field of fiber optic technology, and certain of our competitors hold and have applied for patents related to fiber optic lighting. Although, to date, we have not been involved in litigation challenging our intellectual property rights or asserting intellectual property rights of others, we have in the past received communications from third parties asserting rights in our patents or that our technology infringes intellectual property rights held by such third parties. Based on information currently available to us, we do not believe that any such claims involving our technology or patents are meritorious. However, we may be required to engage in litigation to protect our patent rights or to defend against the claims of others. In the event of litigation to determine the validity of any third party claims or claims by us against any third party, such litigation, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel.

     We rely on distributors for a significant portion of our sales, and terms and conditions of sales are subject to change with very little notice.

     Most of our products are sold through distributors, and we do not have long-term contracts with our distributors. Some of these distributors are quite large, particularly in the pool products market. If these distributors significantly change their terms with us or change their historical pattern of ordering products from us, there could be a significant impact on our revenues and profits.

     The loss of a key sales representative could have a negative impact on our net sales and operating results.

     We rely on key sales representatives for a significant portion of our sales. These sales representatives have unique relationships with our customers and would be difficult to replace. The loss of a key sales representative could interfere with our ability to maintain customer relationships and result in declines in our net sales and operating results.

     We depend on key employees in a competitive market for skilled personnel, and the loss of the services of any of our key employees could materially affect our business.

     Our future success will depend to a large extent on the continued contributions of certain employees, many of whom would be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is intense. The loss of or failure to attract and retain any such persons could delay product development cycles, disrupt our operations or otherwise harm our business or results of operations.

     We depend on a limited number of suppliers from whom we do not have a guarantee to adequate supplies, increasing the risk that loss of or problems with a single supplier could result in impaired margins, reduced production volumes, strained customer relations and loss of business.

     Mitsubishi is the sole supplier of our stranded fiber, which is used extensively in our fiber pool and spa lighting products. We also rely on a sole source for certain lamps, reflectors, remote control devices, power supplies and thin film coatings. The loss of one or more of our suppliers could result in delays in the shipment of products, additional expense associated with redesigning products, impaired margins, reduced production volumes, strained customer relations and loss of business or otherwise harm our results of operations.

     We depend on Advanced Lighting Technologies, Inc., or ADLT, for a number of components for our products.

     ADLT supplies us with certain lamps, power supplies, reflectors and coatings. We have identified alternative suppliers for these components, but there could be an interruption of supply and increased costs if a transition to a new supplier were required. We could lose current or prospective customers as a result of supply interruptions. Increased costs would negatively impact our gross profit margin and results of operations.

     We are becoming increasingly dependent on foreign sources of supply for many of our components and in some cases complete assemblies, which due to distance or political events may result in a lack of timely deliveries.

     In order to save costs, we are continually seeking off-shore supply of components and assemblies. This results in longer lead times for deliveries which can mean less responsiveness to sudden changes in market demand for the products involved. Some of the countries where components are sourced may be less stable politically than the U.S., and this could lead to an interruption of the delivery of key components. Delays in the delivery of key components could result in delays in product shipments, additional expenses associated with locating alternative component sources or redesigning products, impaired margins, reduced production volumes, strained customer relations and loss of customers, any of which could harm our results of operations.

     We are subject to manufacturing risks, including fluctuations in the costs of purchased components and raw materials due to market demand, shortages and other factors.

     We depend on various components and raw materials for use in the manufacturing of our products. We may not be able to successfully manage price fluctuations due to market demand or shortages. In addition to risks associated with sole and foreign suppliers, significant increases in the costs of or sustained interruptions in our receipt of adequate amounts of necessary components and raw materials could harm our margins, result in manufacturing halts and negatively impact our results of operations.

     We use plants in Mexico and India to manufacture and assemble many of our products. The supply of these finished goods may be impacted by local political or social conditions as well as the financial strength of the companies with which we do business.

     As we attempt to reduce manufacturing expenses, we are becoming increasingly dependent upon offshore companies for the manufacturing and final assembly of many of our products. To do so, we must advance certain raw materials, inventory and production costs to these offshore manufacturers. The supply of finished goods from these companies, and the raw materials, inventory and funds which we advance to them, may be at risk depending upon the varying degrees of stability of the local political, economic and social environments in which they operate, and the financial strength of the manufacturing companies themselves.

     Because we depend on a limited number of significant customers for our net sales, the loss of a significant customer, reduction in order size, or the effects of volume discounts granted to significant customers from time to time could harm our operating results.

     Our business is currently dependent on a limited number of significant customers, and we anticipate that we will continue to rely on a limited number of customers. The loss of any significant customer would harm our net sales and operating results. Customer purchase deferrals, cancellations, reduced order volumes or non-renewals from any particular customer could cause our quarterly operating results to fluctuate or decline and harm our business. In addition, volume discounts granted to significant customers from time to time could lead to reduced profit margins and negatively impact our operating results.

     Our components and products could have design, defects or compatibility issues, which could be costly to correct and could result in the rejection of our products and damage to our reputation, as well as lost sales, diverted development resources and increased warranty reserves and manufacturing costs.

     We cannot be assured that we will not experience defects or compatibility issues in components or products in the future. Errors or defects in our products may arise in the future, and, if significant or perceived to be significant, could result in rejection of our products, product returns or recalls, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Errors or defects in our products could also result in product liability claims. We estimate warranty and other returns and accrue reserves for such costs at the time of sale. Any estimates, reserves or accruals may be insufficient to cover sharp increases in product returns, and such returns may harm our operating results. In addition, customers may require design changes in our products in order to suit their needs. Losses, delays or damage to our reputation due to design or defect issues would likely harm our business, financial condition and results of operations.

     If we are unable to predict market demand for our products and focus our inventories and development efforts to meet market demand, we could lose sales opportunities and experience a decline in sales.

     In order to arrange for the manufacture of sufficient quantities of products and avoid excess inventory we need to accurately predict market demand for each of our products. Significant unanticipated fluctuations in demand could cause problems in our operations. We may not be able to accurately predict market demand in order to properly allocate our manufacturing and distribution resources among our products. As a result we may experience declines in sales and lose, or fail to gain, market share.

     We depend on collaboration with third parties, who are not subject to material contractual commitments, to augment our research and development efforts.

     Our research and development efforts include collaboration with third parties. Many of these third parties are not bound by any material contractual commitment leaving them free to end their collaborative efforts at will. Loss of these collaborative efforts would adversely affect our research and development efforts and could have a negative effect on our competitive position in the market. In addition, arrangements for joint development efforts may require us to make royalty payments on sales of resultant products or enter into licensing agreements for the technology developed, which could increase our costs and negatively impact our results of operations.

     The accounting standards boards’ proposal to expense employee and director stock options could result in increased costs associated with these options.

     The accounting standards boards is considering a proposal that would require companies to expense employee and director stock options. If this proposal is adopted, we may have increased costs associated with employee and director stock options on a forward-looking and backward-looking basis. At this time it is not possible to predict the magnitude of these costs and the impact our financial statements.

     We have experienced negative cash flow from operations and may continue to do so in the future. We may need to raise additional capital in the near future, but our ability to do so may be limited.

     While we have historically been able to fund cash needs from operations, from bank lines of credit or from capital markets, due to competitive, economic or other factors there can be no assurance that we will continue to be able to do so. If our capital resources are insufficient to satisfy our liquidity requirements and overall business objectives we may seek to sell additional equity securities or obtain debt financing. Adverse business conditions due to a continued weak economic environment or a weak market for our products have led to and may lead to continued negative cash flow from operations, which may require us to raise additional financing, including equity financing. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on our financial condition, which could require us to curtail our operations significantly, sell significant assets, seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets, or explore other strategic alternatives including a merger or sale of our company.

     Our stock price has been and will likely continue to be volatile and you may be unable to resell your shares at or above the price you paid.

     Our stock price has been and is likely to be highly volatile, particularly due to our relatively limited trading volume. Our stock price could fluctuate significantly due to a number of factors, including:

  variations in our anticipated or actual operating results;
  sales of substantial amounts of our stock;
  dilution as a result of additional equity financing by us;
  announcements about us or about our competitors, including technological innovation or new products or services;
  conditions in the fiber optic lighting industry;
  governmental regulation and legislation; and
  changes in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations.

     Many of these factors are beyond our control.

     In addition, the stock markets in general, and the Nasdaq National Market and the market for fiber optic lighting and technology companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

     In the past, companies that have experienced volatility in the market prices of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Many of these statements appear, in particular, in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include, but are not limited to, statements about:

  our expectations regarding our cash flows, future operations, net sales growth, capital and other expenditures;
  growth in our operations and adequacy of capital resources;
  our liquidity and strategy;
  our strategy with regard to dividends;
  expected realization of the value of deferred tax assets;
  our accounting policies and the effect of recent accounting pronouncements;
  development and marketing of future products and expected shipment dated;
  product development and enhancements;
  our intellectual property;
  our competitive position and the benefits and performance of our lighting products;
  future growth of fiber optic lighting and trends in the price and performance of fiber optic lighting products;
  our relationships with customer, distributors, suppliers and our ability to obtain components;
  our relationship and future technologies expected to result from our relationship with Advanced Lighting Technologies, Inc.;
  adequacy of our facilities;
  plans for and expected benefits of outsourcing manufacturing;
  our ability to retain qualified employees; and
  seasonal fluctuations.

     In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “is designed to” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to known and unknown risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

     You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future expressed or implied by forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

PROCEEDS FROM THE OFFERING

     We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the exercise price if a selling shareholder exercises its warrant. We cannot be certain as to when and if this warrant will be exercised and as to the amount of the proceeds we will actually receive from the exercise because of the net issuance exercise provisions of the warrant. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See “Principal and Selling Shareholders” and “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     Our common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol “FBST.” The following table sets forth the high and low sale prices for our common stock, as reported on the Nasdaq National Market for the periods indicated. These reported prices reflect interdealer prices without adjustments for retail markups, markdowns or commissions.

	High	Low

First quarter 2002	$3.65	$2.85
Second quarter 2002	5.00	3.26
Third quarter 2002	4.43	2.43
Fourth quarter 2002	4.69	2.51

First quarter 2003	4.40	2.66
Second quarter 2003	4.00	2.85
Third quarter 2003	4.20	3.13
Fourth quarter 2003	8.25	3.71

First quarter 2004	10.75	6.15

     There were approximately 225 holders of record of our common stock as of April 30, 2004, and the Company estimates that at that date there were approximately 800 additional beneficial owners.

     The Company has not declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated statement of operations data for the fiscal years ended December 31, 2003, 2002 and 2001 and the selected consolidated balance sheet data as of December 31, 2003 and 2002 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated statements of operations data for the three-month periods ended March 31, 2004 and 2003 and the selected consolidated balance sheet data as of March 31, 2004 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the fiscal years ended December 31, 2000 and 1999 and the selected consolidated balance sheet data as of December 31, 2001, 2000 and 1999 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of March 31, 2003 is derived from our unaudited financial statements not included in this prospectus. It should be read in conjunction with the information appearing under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

						Three Months Ended
	YEARS ENDED DECEMBER 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

OPERATIONS DATA
Net sales	$33,311	$36,921	$29,053	$30,960	$27,238	$5,879	$6,008
Gross profit	14,333	15,019	11,447	11,474	10,341	2,046	2,101
As a percent of net sales	43.0%	40.7%	39.4%	37.1%	38.0%	34.8%	35.0%
Research and development expenses	1,484	1,673	2,764	2,290	1,279	200	270
As a percent of net sales	4.5%	4.5%	9.5%	7.4%	4.7%	3.4%	4.5%
Sales and marketing expenses	8,044	9,038	8,371	7,907	7,188	1,748	1,977
As a percent of net sales	24.2%	24.5%	28.8%	25.5%	26.4%	29.7%	32.9%
General and administrative expenses	2,558	4,023	3,627	2,709	2,435	664	624
As a percent of net sales	7.7%	10.9%	12.5%	8.8%	8.9%	11.3%	10.4%
Write-off in-process technology
acquired	—	938	—	—	—	—	—
As a percent of net sales	— %	2.5%	— %	— %	— %	— %	— %
Income (loss) before tax	2,255	(711)	(3,381)	(1,441)	(594)	(598)	(763)
As a percent of net sales	6.8%	(1.9) %	(11.6) %	(4.7) %	(2.2) %	(10.2)%	(12.7)%
Net income (loss)	1,413	(454)	(2,128)	(3,519)	(608)	(622)	(764)
As a percent of net sales	4.2%	(1.2) %	(7.3) %	(11.4) %	(2.2) %	(10.6)%	(12.7)%
Net income (loss) per share
Basic	$0.35	$(0.10)	$(0.45)	$(0.70)	$(0.10)	(0.12)	(0.10)
Diluted	$0.35	$(0.10)	$(0.45)	$(0.70)	$(0.10)	(0.12)	(0.10)
Shares used in per share calculation:
Basic	3,986	4,572	4,756	5,028	5,993	5,112	7,280
Diluted	4,080	4,572	4,756	5,028	5,993	5,112	7,280
BALANCE SHEET DATA
Total assets	$20,392	$24,619	$21,434	$20,101	$24,343	$24,119	$24,163
Cash, cash equivalents and short-term
investments	1,904	1,230	584	231	4,254	188	1,648
Working capital	8,948	10,602	8,498	7,417	12,449	7,188	12,773
Short-term borrowings	8	8	101	593	30	3,767	163
Long-term borrowings	626	482	419	449	521	450	458
Shareholders’ equity	14,668	18,560	16,431	14,240	19,174	13,772	19,443
Common shares outstanding	4,004	4,288	4,328	4,667	6,317	4,667	6,527

     In accordance with SFAS 142 we ceased amortizing goodwill as of December 31, 2001. Refer to note 5 of the notes to consolidated financial statements for the year ended December 31, 2003. There are no other major changes affecting comparability of the years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and the consolidated financial statements and related notes on pages F-1 through F-35 of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Results of Operations

Three Months Ended March 31, 2004 and 2003

     Net Sales

     Net sales increased 2% to $6,008,000 for the three months ended March 31, 2004, as compared to $5,879,000 for the three months ended March 31, 2003. This increase resulted primarily from a 6% increase in pool and spa lighting sales partially offset by a 2% decrease in commercial lighting sales. The increase in pool and spa lighting sales was largely due to increased sales of fiber optic lighting systems and Jazz light systems for swimming pools partially offset by decreased sales of spa products. The decrease in sales of spa products primarily reflects increased competition in the spa market. The 2% reduction in commercial lighting sales primarily reflects soft demand in the United States themed-entertainment and light bars market, which was partially offset by an increase in commercial lighting sales in Europe as compared to the same period a year ago. Due to anticipated improvements in the pool and spa lighting market and increased sales of EFO TM systems in commercial lighting markets, we believe our net sales will increase in 2004.

     Gross Profit

     Gross profit was $2,101,000 for the three months ended March 31, 2004, a 3% increase in the dollar amount when compared to $2,046,000 for the three months ended March 31, 2003. The gross profit margin percentage of 35% for the three months ended March 31, 2004 was equal to the gross profit margin achieved in the same period in 2003. During the first quarter of 2004 an increase in the pool and spa gross profit margin was offset by a decrease in the gross profit margin for the commercial lighting markets. The increase in the dollar amount of gross profit was due to the increase in sales. If net sales remain flat or increase, we believe overall gross profit will increase in 2004, as we expect our cost of sales to decrease as we increase our offshore manufacturing in Mexico and India.

     Operating Expenses

     Research and development expenses were $270,000 for the three months ended March 31, 2004, an increase of $70,000 compared to the three months ended March 31, 2003. This increase was primarily due to increased research and development efforts on commercial lighting projects during the first quarter of 2004 compared to the same period of 2003. During the first quarter of 2004, we accrued $587,000 in net credits for funds to be received from the Defense Advanced Research Projects Agency, or DARPA, under a contract awarded to us in February 2003. This compares to $342,000 in net credits accrued in connection with the DARPA contract and an additional $106,000 under an award from the National Institute of Science, or NIST, during the first quarter of 2003. We expect research and development expenses to increase in 2004 as we plan to increase our development of commercial lighting products, primarily EFO, along with additional DARPA work.

     Sales and marketing expenses increased by 13% to $1,977,000 for the three months ended March 31, 2004 as compared to $1,748,000 for the same period in 2003. This increase was due in part to our decision in October 2003 to no longer use internal sales representatives for our pool and spa products. This change resulted in a $72,000 increase in commissions paid to outside sales representatives partially offset by head-count reductions in our pool and spa group, with associated reductions in travel expenses, arising from our decision to use an outside sales representatives. In addition, we incurred a $90,000 as a result of an increased headcount and travel associated with the increased head-count in our commercial lighting group and increased travel expenses arising from increased attention paid to our national customers and prospects, and an $80,000 increase in European sales and marketing costs due to changes in exchange rates. We expect sales and marketing expenses to increase for 2004 as we anticipate increasing our sales and marketing efforts for our new products.

     General and administrative expense decreased 6% to $624,000 for the three months ended March 31, 2004 from $664,000 for the three months ended March 31, 2003. This decrease was primarily due to a reduction in personnel costs and lower accounting fees, including the head-count reduction in our pool and spa group. We expect general and administrative expenses to be relatively flat for 2004.

     Net Loss

     We recorded a net loss of $764,000 for the three months ended March 31, 2004 as compared to a net loss of $622,000 for the three months ended March 31, 2003. The increase in net loss largely reflects an increase in operating expenses compared to the corresponding period of 2003.

Years Ended December 31, 2003, 2002 and 2001

     Net Sales

     Net sales decreased 12% to $27,238,000 in 2003 as compared to 2002. The decrease was primarily a result of a decrease in the sales of pool products of 17% or $3,037,000 combined with a decline in sales of commercial lighting products of 5% or $685,000. The decline in pool lighting sales was primarily due to a decrease of $2,046,000 in sales of spa products and in-ground pool lighting products. This reduction in sales was attributable to the soft pool market in the first half of the year and increased competition. The decrease in commercial lighting sales was due to a decline in U.S. domestic lighting sales of 16% or $905,000 partially offset by an increase in international sales of $262,000. Of the decrease in U.S. domestic lighting sales, $300,000 was due to a drop in resort and casino business. We expect net sales to increase in 2004 due to an improved market for our pool products, which is dependent on general economic conditions.

     Net sales increased 7% to $30,960,000 in 2002 as compared to 2001. The increase was a result of an increase in the sales of pool products of 25% or $3,631,000 offset by a decline in sales of commercial lighting products of 12% or $1,724,000. The rise in pool lighting sales was largely due to increases from sales of the new Jazz, in-ground pool lighting product and spa products of $3,966,000 partially offset by a decline in other products of $305,000. The decrease in commercial lighting sales was due to a decline in U.S. domestic lighting sales of 24% or $1,801,000 partially offset by an increase in international sales of $175,000. Of the decrease in U.S. domestic lighting sales, $1,227,000 of the decline was due to a drop in resort and casino business, largely as an after-effect of the September 11, 2001 tragedy.

     International sales accounted for approximately 28% of net sales in 2003 as compared to 26% of net sales in 2002 and 27% in 2001. The relative increase in international sales from 2002 to 2003 was due to growth in European sales compared to a decline in domestic sales. The increase in International sales was a result of higher sales from our German operation. The relative decrease in international sales from 2001 to 2002 was a result of the increase in domestic pool lighting sales in 2002.

     Gross Profit

     Gross profit of $10,341,000 in 2003 declined by 10% compared to gross profit of $11,474,000 achieved in 2002. However, gross profit as a percent of sales increased to 38% in 2003 compared to 37% in 2002. This increase was primarily due to a reduction in direct product costs in the second half of the year as a result of moving some of our manufacturing to offshore locations. We continue to take measures intended to improve margins in future periods by redesigning products for cost reductions and by balancing production between U.S. and offshore locations. We expect gross profit margin to improve slightly in 2004 dependent upon general economic conditions.

     Gross profit of $11,474,000 in 2002 remained essentially flat with gross profit of $11,447,000 achieved in 2001. However, gross profit margin decreased to 37% in 2002 compared to 39% in 2001 primarily due to higher freight costs in 2002, up $632,000 or 2%, along with lower than normal gross margins on the new Jazz product, contributing $425,000 or 1% off prior year pool margins, partially offset by higher International margins, up 1%.

     Operating Expenses

     Research and development expenses were $1,279,000 in 2003, a 44% decrease from research and development expenses in 2002 of $2,290,000. The decrease was largely due to the increase in expense credits in 2003 under the Defense Advanced Research Projects Agency, or DARPA, contracts awarded to us in February and April of 2003. Funds to be received from the DARPA for milestones achieved during the fiscal year are recorded as a credit to research and development expense. Net of payments to subcontractors, this amounted to $1,463,000 in 2003. In addition, we had additional research and development credits from National Institute of Standards and Technology, or NIST, of $583,000 in 2003, a decrease of $291,000 over NIST credits realized in 2002. The NIST project was completed in 2003 and as a result we will not realize further credits from this award in future years. The additional decrease in research and development expense in 2003 came as a result of lower personnel and project costs in non-government funded projects due to reductions in personnel. Research and development expenses were 5% of sales in 2003 compared to 7% of sales in 2002. We expect research and development expenses to increase in 2004.

     Research and development expenses were $2,290,000 in 2002, a 17% decrease from research and development expenses in 2001 of $2,764,000. The decrease was largely due to the increase in expense credits in 2002 of $331,000 as compared to 2001 from the NIST award. Total NIST payments of $874,000 were credited against research and development expenses in 2002. The additional decrease in research and development expense in 2002 came as a result of lower personnel and project costs. Research and development expenses were 7% of sales in 2002 compared to 10% of sales in 2001.

     Sales and marketing expenses were $7,188,000 in 2003, a 9% decrease as compared to the $7,907,000 in sales and marketing expenses for 2002. The decrease in sales and marketing expenses was due in part to lower commissions expenses of $239,000 from the discontinuance of the Waterpik agency agreement in the middle of 2002. These savings were combined with decreases in personnel and travel expenses in both pool and spa lighting and commercial lighting due to headcount reductions. Sales and marketing expenses were 26% of sales in both 2003 and 2002. We expect sales and marketing expenses to increase in 2004.

     Sales and marketing expenses were $7,907,000 in 2002, a 5% decrease as compared to the $8,371,000 in sales and marketing expenses for 2001. The decrease in sales and marketing expenses was due to lower commissions expenses of $662,000 from the mid-year discontinuance of the Waterpik agency agreement. These savings were partially offset by increases in personnel and travel expenses related to hiring sales representatives to replace the Waterpik agents. Sales and marketing expenses were 26% of sales in 2002, compared to 29% of sales in 2001.

     General and administrative expenses were $2,435,000 in 2003, a 10% decrease as compared to $2,709,000 in 2002. The decrease in general and administrative expenses was largely due to a decrease in personnel expense due to headcount reductions, reduced bad debt expense, investor relations and computer costs in 2003 of $190,000. General and administrative expenses were 9% of sales in 2003 and 2002 and 12% of sales in 2001. We expect general and administrative expenses to increase slightly in 2004.

     General and administrative expenses were $2,709,000 in 2002, a 25% decrease as compared to $3,627,000 in 2001. The decrease in general and administrative expenses was largely due to a decrease of $444,000 in amortization of goodwill due to a change in accounting method. Prior to 2002, goodwill was amortized over the life of the acquired assets, whereas in 2002 goodwill was no longer amortized but became subject to an annual impairment test according to Financial Accounting Standards Board, or FASB, 142. The balance of the decrease in general and administrative expense in 2002 was due to lower personnel, legal and other general and administrative expenses of $474,000.

     Other Income and Expenses

     Interest expense, which consists of expense for bank interest, was $119,000 in 2003 as compared to $66,000 in 2002. The increase in interest expense was a result of more borrowings against our bank line of credit in 2003 as compared to 2002. The higher borrowings were used to fund operations. Net interest expense in 2002 decreased compared to net interest expense of $122,000 in 2001 due to a decrease in interest rates in 2002.

     Total interest and other income includes interest income and other non-operating income. This was $80,000 in 2003, compared to $41,000 in 2002 and in 2001. Income from our joint venture is recognized under the equity method. This was $6,000 in 2003 compared to $16,000 in 2002 and $15,000 in 2001.

     We have certain long-term leases. Payments due under these leases are disclosed in note 8 of the consolidated financial statements included elsewhere in this prospectus.

     Income Taxes

     We have a full valuation allowance against our deferred tax assets. There is no operating statement tax expense or benefit for U.S. operations in 2003 since the benefit expected is offset by an increase in the valuation allowance. We took a non-cash charge of $2,405,000 to record an initial valuation allowance against our deferred tax asset in the third fiscal quarter of 2002, in accordance with FASB 109. After an offset for tax benefits taken in 2002, the net tax provision including the charge was $2,078,000. The income tax benefit (provision) rate was (2)% in 2003 as compared to (144)% in 2002 and 37% in 2001.

     Net Income

     Due to the decrease in expenses in 2003, the amount of loss before income taxes decreased by $847,000 compared to 2002. After including taxes from international operations the loss was $608,000, an improvement of $2,911,000 over 2002. Because of the valuation allowance for deferred tax taken in 2002, the net loss increased to $3,519,000 in 2002 compared to a loss of $2,128,000 in 2001.

Liquidity and Capital Resources

     Cash and Cash Equivalents

     At March 31, 2004, our cash and cash equivalents were $1,648,000 as compared to $4,254,000 at December 31, 2003, a net cash decrease of $2,606,000 during the first quarter of 2004. This compares to a net cash decrease of $43,000 for the same period in 2003, and an ending cash balance of $188,000 as of March 31, 2003.

     We had no bank borrowings against our U.S. line of credit at March 31, 2004 and at December 31, 2003.

     At December 31, 2003, our cash and cash equivalents were $4,254,000 as compared to $231,000 at December 31, 2002. We had no bank borrowings against our U.S. line of credit at December 31, 2003 compared to $522,000 and an overdraft of $691,000 at the end of fiscal 2002.

     Cash Used in Operating Activities

     Cash decreased from operations during the first quarter of 2004 principally by a net loss of $764,000 an increase in accounts receivable of $2,161,000, an increase in prepaid expenses of $400,000, an increase in inventories of $193,000 and a decrease in accrued liabilities of $663,000. Our accounts receivable increased due to higher DARPA receivables and higher pool and spa accounts receivable, a result of our early buy program that allows customers to receive products in the fourth quarter of the calendar year, but pay for these products in the second quarter of the following calendar year. These uses of cash from operations were partially offset by depreciation and amortization of $233,000 and increases in accounts payable of $150,000. After these and other adjustments our total net cash used in operating activities in the first quarter of 2004 was $3,759,000 compared to $2,740,000 used in operating activities in the first quarter of 2003.

     Cash was decreased during 2003 by a net loss of $608,000 compared to a net loss of $3,519,000 during 2002. After adjusting for depreciation and amortization, and prepaids and other current assets there was a contribution of cash of $572,000 in 2003 as compared to a use of cash of $2,099,000 for 2002; additional cash was utilized in 2003 to fund a decrease in accounts receivable of $238,000, while further cash was contributed by an increase in accounts payable of $167,000 and a decrease in inventories of $398,000. After including cash used for working capital, there was a total of $705,000 in cash provided by operating activities in 2003 compared to $1,872,000 in cash used for operating activities in 2002.

     Cash Used in Investing Activities

     Investing activities used cash of $163,000 in the first quarter of 2004, compared to a use of cash of $29,000 for the same period of 2003. During both periods, cash was used for the acquisition of fixed assets.

     There was a net utilization of cash of $717,000 in investing activities in 2003 primarily due to the acquisition of fixed assets compared to $793,000 spent on acquiring fixed assets in 2002.

     Cash Provided by Financing Activities

     Financing activities contributed $1,312,000 to cash during the first quarter of 2004. This contribution was due primarily to the net proceeds from the exercise of employee stock options. For the same period in 2003, financing activities, primarily bank borrowings, contributed $2,616,000 to cash. During both periods, we received cash contributions from the repayment of shareholder loans of $224,000 in 2004 and $75,000 in 2003.

     There was a net contribution of $3,447,000 in cash in 2003 from financing activities. This net contribution was primarily due to the proceeds from the sale of our common stock and warrants in a private placement which closed in two stages in June 2003 and August of 2003, as discussed below, with aggregate net proceeds of $3,812,000, net of fees and expenses. This was offset by the repayment of bank borrowings of $607,000 and a bank overdraft of $691,000.

     As a result of the cash provided by operating and financing activities and the cash used in investing activities, there was a net increase in cash in 2003 of $4,023,000 that resulted in an ending cash balance of $4,254,000. This compares to a net increase in cash of $99,000 in 2002 resulting in an ending cash balance of $231,000 for 2002.

     We have a $5,000,000 Loan and Security Agreement (Accounts Receivable and Inventory), dated December 7, 2001, with Comerica Bank bearing interest equal to prime plus 0.25% per annum computed daily or a fixed rate term option of LIBOR plus 3%. Borrowings under this Loan and Security Agreement are collateralized by our assets and intellectual property. Specific borrowings are tied to accounts receivable and inventory balances, and we must comply with certain covenants with respect to effective net worth and financial ratios. We had no borrowings against this facility as of March 31, 2004 and had no borrowings as of December 31, 2003. As of April 2, 2004, Comerica Bank agreed to amend the Loan and Security Agreement to eliminate the profitability covenant.

     We also have a $461,000 (in UK pounds sterling, based on the exchange rate at March 31, 2004) bank overdraft agreement with Lloyds Bank Plc through our UK subsidiary. There were no borrowings against this facility as of March 31, 2004 and December 31, 2003.

     As of March 31, 2004, we had a total borrowing of $458,000 (in Euros, based on the exchange rate as of March 31, 2004) against a note payable secured by real property owned by our German subsidiary. As of December 31, 2003, we had $475,000 (in Euros, based on the exchange rate as of March 31, 2004) borrowed against this note. Additionally, we have a revolving credit line facility of $259,000 (in Euros, based on the exchange rate at March 31, 2004) with Sparkasse Neumarkt Bank. As of March 31, 2004, we had total borrowings of $132,000 against this facility. There were no borrowings against this facility as of December 31, 2003.

     Future payments for borrowings by our German subsidiary and minimum lease payments under operating leases, as of December 31, 2003, were as follows (in thousands):

	Borrowings By	Non-Cancelable
	German	Operating
	Subsidiary	Leases

2004	—	1,061
2005	—	1,082
2006	—	808
Thereafter	475	—

	$475	$2,951

     As part of the acquisition of Lightly Expressed in 2000, we granted the Lightly Expressed shareholders warrants to purchase 100,000 shares of our common stock that may be exercised in three years if certain operating profits from sales of the products acquired are met. There were 50,000 warrants exercisable as of December 31, 2003.

     In a March 2002 private placement, we sold 328,633 shares of common stock, for net proceeds of $972,000, net of fees and expenses. In addition, each purchaser was issued a warrant to purchase a number of shares of our common stock equal to 20% of the number of shares of common stock purchased by such purchaser in the offering. The purchase price of the common stock was $3.00 per share, which was based on an 8.8% discount on the 10-day average price as of March 14, 2003. The purchase price of the common stock for insiders who participated in the offering was $3.35, which was the higher of (1) the price on the closing date or (2) the 10-day average price as of March 14, 2002, plus a $.03 premium because of the issuances of the warrants. The warrants have an initial exercise price of $4.30 per share, with a life of 5 years.

     On June 17, 2003, we entered into a securities purchase agreement to sell up to 1,350,233 shares of common stock and warrants to purchase 405,069 shares of common stock for an aggregate purchase price of $4,388,250 in a two-stage private placement. The first stage of the private placement, involving the sale of 923,078 shares of common stock and warrants to purchase 276,922 shares of common stock, closed on June 17, 2003 with Fiberstars receiving net proceeds of $2,769,000, net of fees and expenses. The second stage of the private placement, involving the sale of 427,155 shares of common stock and warrants to purchase 128,147 shares of common stock, closed on August 18, 2003 with Fiberstars receiving net proceeds of $1,043,000, net of fees and expenses. As required by Nasdaq Marketplace Rules, the issuance and sale of the shares and warrants in the second stage were subject to shareholder approval because the price was less than the greater of book or market value per share and amounted to 20% or more of our common stock. The shareholders approved the issuance and sale of the shares and warrants in the second stage at a special meeting of shareholders held on August 12, 2003. For both stages, the purchase price of the common stock was $3.25 per share, which was a 12.5% discount on the 10-day average price as of June 1, 2003. The warrants have an initial exercise price of $4.50 per share and a life of 5 years. The warrants were valued at $641,000 and $297,000 for the first and second stages, respectively, based on a Black-Scholes calculation as of the June 17, 2003 and August 18, 2003 closing dates and under EITF 00-19 were included at those values in long term liabilities at the time of each closing. The balance of the net proceeds was accounted for as additional paid in capital. Under EITF 00-19, we marked-to-market the value of the warrants at the end of each accounting period until the registration statement for the shares and warrants was declared effective by the SEC on September 24, 2003. Once the registration statement for the shares and warrants was declared effective, the warrant value on the effective date was reclassified to equity as additional paid in capital. As a result of the change in value of the warrants issued in the first stage from the closing date to the end of the second quarter on June 30, 2003, we realized a benefit of $8,000 that was included in other income in our condensed consolidated statement of operations in the second quarter of 2003. As a result of the change in value of the first stage warrants from June 30, 2003 and the second stage warrants from the second closing date to September 30, 2003, we realized a benefit of $15,000 that was included in other income in our condensed consolidated statement of operations in the third quarter of 2003. We are subject to certain indemnity provisions included in the stock purchase agreement entered into as part of the financing. In December 2003, we also issued warrants to purchase 81,104 shares of common stock to the firm Merriman Curhan and Ford & Co., formerly known as RTX Securities Corporation, as compensation as placement agent for the private placement. These warrants have the same terms as the warrants issued in the private placement.

     We believe that existing cash balances and funds available through our bank lines of credit together with funds that we anticipate generating from operations, will be sufficient to finance our currently anticipated working capital requirements and capital expenditure requirements for at least the next twelve months. However, unforeseen adverse competitive, economic or other factors may damage our cash position, and thereby affect operations. From time to time we may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such funding, if needed, will be available on terms acceptable to us, or at all. Furthermore, any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require that we relinquish rights to certain of our technologies or products. Failure to generate sufficient revenues or to raise capital when needed could have an adverse impact on our business, operating results and financial condition, as well as our ability to achieve intended business objectives.

Critical Accounting Policies

     The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies and the reported amounts of revenue and expenses in the financial statements. Material differences may result in the amount and timing of revenue and expenses if different judgments or different estimates were utilized. See note 2 of notes to consolidated financial statements which contains a discussion of our significant accounting policies. Critical accounting policies, judgments and estimates which we believe have the most significant impact on our financial statements are set forth below:

     Revenue recognition;

     Allowances for doubtful accounts, returns and discounts;

     Valuation of inventories; and

     Accounting for income taxes.

     Revenue Recognition

     We recognize revenue upon: (1) receipt of a purchase order from the customer or completion of a sales agreement with the customer; (2) shipment of the product has occurred or services have been provided; and (3) the sales price is fixed or determinable and collectibility is reasonably assured. Revenue from product sales is generally recognized upon shipment, and allowances are provided for estimated returns, discounts and warranties. Such allowances are adjusted periodically to reflect actual and anticipated returns, discounts and warranty expenses. Revenue on sales that include services such as design, integration and installation is generally recognized using the percentage-of-completion method. Under the percentage-of-completion method, revenue recognized reflects the portion of the anticipated contract revenue that has been earned, equal to the ratio of labor costs expended to date to anticipated final labor costs, based on current estimates of labor costs to complete the project. Our products are generally subject to warranties, and we provide for the estimated future costs of repair, replacement or customer accommodation in costs of sales. Fees for research and development services are determined on a cost-plus basis and are recognized as revenue when performed.

     We recognize shipments to pool lighting distributors as revenue upon shipment. Estimated sales returns are recorded upon recognition of revenues from distributors having rights of return, including exchange rights for unsold products. Historically, there have been minimal returns. Shipments made to commercial lighting representatives and distributors are also recognized as revenue upon shipment because in these instances the representative or distributor is acting as a pass-through agent to a specific lighting project for which we have an existing contract or purchase order.

     Revenue recognition in each period is dependent on our application of these accounting policies. Our application of percentage-of-completion accounting is subject to our estimates of labor costs to complete each project. In the event that actual results differ from these estimates or we adjust these estimates in future periods, our operating results for a particular period could be materially affected.

     Allowances for Doubtful Accounts, Returns and Discounts

     We establish allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of our customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience. For each year ended December 31, the allowance for doubtful accounts, returns and discounts was $1,096,000 for 2003, $1,034,000 for 2002 and $1,334,000 for 2001. The amount charged to revenue for returns and discounts was $141,000 in 2003, $956,000 in 2002 and $1,487,000 in 2001. The amount charged to expenses for doubtful accounts was $2,000 in 2003, $78,000 in 2002 and $274,000 in 2001. In the event that actual returns, discounts and bad debts differ from these estimates or we adjust these estimates in future periods, our operating results and financial position could be materially affected.

     Valuation of Inventories

     We state inventories at the lower of standard cost (which approximates actual cost determined using the first-in-first-out method) or market. We establish provisions for excess and obsolete inventories after evaluation of historical sales, current economic trends, forecasted sales, product lifecycles and current inventory levels. During 2003, $128,000 was charged to cost of sales for excess and obsolete inventories. Adjustments to our estimates, such as forecasted sales and expected product lifecycles, could harm our operating results and financial position.

     Accounting for Income Taxes

     As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax liability in each of the jurisdictions in which we do business. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that these deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not or is unknown, we must establish a valuation allowance.

     Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. At March 31, 2004, we have recorded a full valuation allowance against our deferred tax assets, due to uncertainties related to our ability to utilize our deferred tax assets, primarily consisting of certain net operating losses carried forward. The valuation allowance is based on our estimates of taxable income by jurisdiction and the period over which our deferred tax assets will be recoverable.

Recent Accounting Pronouncements

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2004, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The adoption of SFAS No. 150 did not have an impact on our financial position, results of operations or cash flows.

     In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a material impact on our financial position or results of operations or cash flows.

Supplementary Financial Information

     The following table sets forth selected unaudited financial information for Fiberstars for the nine quarters in the period ended March 31, 2004. This information has been prepared on the same basis as the audited and unaudited consolidated financial statements and, in the opinion of management, contains all adjustments necessary for a fair presentation thereof.

QUARTERLY FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

2004 QUARTER ENDED	MAR. 31

	(unaudited)
Net sales	$6,008
Gross profit	2,101
As a percent of net sales	35.0%
Net income (loss)	(763)
As a percent of net sales	12.7%
Net income (loss) per share:
Basic	$(0.11)
Diluted	$(0.11)

2003 QUARTERS ENDED	DEC. 31	SEP. 30	JUN. 30	MAR. 31

Net sales	$7,418	$6,367	$7,574	$5,879
Gross profit	3,060	2,360	2,875	2,046
As a percent of net sales	41.3%	37.1%	38.0%	34.8%
% Net income (loss)	110	(181)	85	(622)
As a percent of net sales	1.5%	(2.8)%	1.1%	(10.6)%
Net income (loss) per share:
Basic	$0.02	$(0.03)	$0.02	$(0.12)
Diluted	$0.02	$(0.03)	$0.02	$(0.12)

2002 QUARTERS ENDED	DEC. 31	SEP. 30	JUN. 30	MAR. 31

Net sales	$7,447	$7,155	$8,768	$7,590
Gross profit	2,638	2,567	3,383	2,886
As a percent of net sales	35.4%	35.9%	38.6%	38.0%
Net income (loss)	(478)	(2,974)*	3	(70)
As a percent of net sales	(6.4)%	(41.6)%	—%	(0.9)%
Net income (loss) per share:
Basic	$(0.09)	$(0.58)	$—	$(0.01)
Diluted	$(0.09)	$(0.58)	$—	$(0.01)

* Note: Included in these results is a $2,405,000 charge for a valuation allowance for deferred taxes taken in the quarter ended September 30, 2002.

     In accordance with SFAS 142 we ceased amortizing goodwill as of December 31, 2001. Refer to note 5 of the notes to consolidated financial statements.

Qualitative or Quantitative Disclosures About Market Risk

     As of March 31, 2004, we had $311,000 in cash held in foreign currencies based on the exchange rates at March 31, 2004. The balances for cash held overseas in foreign currencies are subject to exchange rate risk. We have a policy of maintaining cash balances in local currencies unless an amount of cash is occasionally transferred in order to repay intercompany debts. A change in the foreign currency rate would result in a revaluing of the cash for the overseas entity that would be included in cash in the Consolidated Balance Sheets.

     As of March 31, 2004, we had a total borrowing of $458,000 (in Euros, based on the exchange rate at March 31, 2004) against a note payable secured by real property owned by our German subsidiary. As of December 31, 2003, we had $475,000 (in Euros, based on the exchange rate at December 31, 2004) borrowed against this note. We also have a revolving credit line facility of $259,000 (in Euros, based on the exchange rate at March 31, 2004) with Sparkasse Neumarkt Bank. As of March 31, 2004, we had $132,000 borrowed against this facility. We had no borrowings against this facility as of December 31, 2003.

BUSINESS

Overview

     Fiberstars, incorporated in California in 1985, develops and markets fiber optic lighting systems that are used in a variety of commercial and residential applications. We were one of the pioneers in the use of fiber optic technology in lighting. By continuing to improve the price and performance of our products and by expanding our marketing efforts, we believe Fiberstars has become the world’s leading supplier in this market.

     Our products often have advantages over conventional lighting in areas of efficiency, safety, maintenance and beauty, and thus can be used in place of conventional lighting in a number of applications. By delivering special lighting effects, which conventional lighting often cannot match, fiber optic lighting systems are especially attractive for a wide range of decorative applications such as the lighting of swimming pools and spas, signage, “neon” type decoration, landscaping and other areas of use within the commercial and residential markets. Technology developed by Fiberstars can be used for commercial and industrial downlights and can save up to 80% of the energy consumed by conventional electric lighting. This technology is also used in a new, non-fiber optic Fiberstars electric light for swimming pools which offers many benefits compared to other electric pool lights.

     We design, develop and manufacture our lighting systems and market and distribute our products worldwide, primarily through independent sales representatives, distributors and swimming pool builders.

Products

     Our fiber optic lighting systems combine three types of products—illuminators, fiber, and fixtures—in configurations designed to meet the needs of specific markets. The electrically powered illuminators generate and focus light into the ends of optical fiber. Fiber tubing products connect to the illuminators and are designed to emit light either at the end of the fiber optics as a spot source of light, or along the length of the fiber optics, similar in effect to neon lighting. The systems can also include fixtures and other accessories designed for specific applications.

     Illuminators

     We manufacture a number of different illuminators for use in different applications. Most commercial illuminators utilize metal halide high intensity discharge, or H.I.D., lamps to provide long life and maximum brightness. Some include patented optical systems which have been designed by Fiberstars to enhance performance. Our lower cost illuminators use quartz halogen lamps, some of which are custom manufactured to our specifications

     New products introduced in 2003 include the Fiberstars FX Light and Fiberstars Spa Lights for the swimming pool market and Fiberstars EFO Fiberjacks for commercial lighting markets. The EFO system is based on Fiberstars’ patented CPC non-imaging optical system for efficiency in fiber optic light delivery. The FX Light and FX Spa Light products complete our line in the market for in-pool electric lighting systems.

     Fiber Tubing

     Fiberstars EFO also takes advantage of a patented, proprietary large core fiber optic product called OptiCore, which has outstanding clarity with low attenuation for fiber optic lighting applications. The combination of CPC optics and OptiCore fibers yields system light output efficiency ranging from 30 to 60 lumens-per-watt, depending on the configuration of the system, compared to approximately 12-15 lumens-per-watt for systems using traditional incandescent and halogen lamps. We manufacture OptiCore™ in our Solon, Ohio facility.

     We also market small diameter stranded fiber products, such as our patented BritePak fiber tubing that can maintain reasonably consistent brightness for side-lit fiber and runs up to 100 feet in length. For end-lit applications, a wide variety of fiber stock keeping units, or SKUs, are available to enable one illuminator to illuminate several spotlights, which are typically placed within twenty feet of the illuminator. We purchase stranded fiber from Mitsubishi and cable and/or encase it in a polyvinyl chloride, or PVC, tube at our Fremont, California facility.

     All of our fiber tubing products are manufactured in various lengths and diameters to meet the requirements of each particular market and application. We carry small amounts of finished goods inventory except during certain times of the year prior to heavy seasonal sales.

Fixtures and Accessories

     We design and manufacture certain fixtures and accessories within product lines. Other fixtures and accessories are supplied by third parties. Our commercial lighting division produces a broad assortment of ceiling and landscape fixtures from which lighting designers may choose.

     As part of our acquisition of Lightly Expressed, Ltd, or Lightly Expressed, in May 2000, we acquired a line of high-end display case fixtures and a process for the manufacture of lightbars. In 2003, we sourced an additional lightbar design under original equipment manufacturer, or OEM, contracts from a manufacturer in Canada to offer a complete product line to customers. We believe that fiber optics are ideal for case lighting because all of the light is directed within a 60-degree angle, which highlights merchandise well and does not generate heat like traditional incandescent lighting.

     In 2004, we intend to sell lighted water feature systems through our pool and spa division. These systems include lighted waterfalls, lighted laminar flows, lighted flowerpots and lighted globes that provide accent lighting for outdoor swimming pools and spas.

Applications and End-Users

     Our fiber optic lighting products are manufactured to the specifications of architects, professional lighting designers, swimming pool builders or end-users. Our products have been installed for commercial lighting applications in fast food restaurants such as Burger King and McDonald’s; retail stores such as Footlocker, Starbucks, Albertson’s, Giant Food and Toys R Us; hotels such as the MGM Grand, Caesar’s Palace, the Venetian and the Stratosphere Tower in Las Vegas; and entertainment facilities such as theme parks operated by the Walt Disney Company and Universal Studios. Fiberstars commercial lighting systems also have been used in a number of specialty applications, including theatrical productions, bridges, theater aisles and ceilings, and have been used by the Monterey Bay Aquarium, HBO Studios, AMC theaters, Chevron, New York’s Trump Tower, New York Life, Tiffany, Nordstrom’s, Gertrude Hawk Chocolates, Marathon Coach, Sonic, Macy’s, JR Dunn Jewelers, Burdine’s, Chuck E. Cheese, Hobb’s Fountains, Wings, Cheescake Factory and Carnival Cruise Lines.

     Our primary products for swimming pool and spa lighting are designed to provide underwater lighting for newly constructed pools. In addition, we market products for spa lighting, pool perimeter lighting, patios, decks and landscape lighting. Our underwater lighting systems are installed in pools and spas built by major national pool builders and builder groups, as well as numerous regional and local pool builders throughout the United States, Canada, Europe and Australia.

Sales, Marketing and Distribution

     Commercial Lighting Products

     In the commercial lighting market, our marketing efforts are directed at creating specifications for our systems in plans developed by architects, professional lighting designers and building owners. We reach these professionals through our own national account sales personnel as well as approximately 66 independent lighting representative organizations throughout the United States, approximately 20 of which account for a substantial majority of our commercial lighting product sales. The independent lighting representatives assist in the specification process, directing orders to electrical equipment distributors, who, in turn, purchase products from Fiberstars. Domestic distributors of commercial lighting products typically do not engage in marketing efforts or stock any inventory of our products. Our arrangements with our independent lighting representatives do not prohibit the handling of conventional lighting products, including products that may be competitive with ours, although these representatives typically do not handle competing fiber optic lighting products.

     Our products are sold in Europe through two subsidiaries, Crescent Lighting Ltd. in the United Kingdom and Lichtberatung Mann (LBM) in Germany. Together, these two companies oversee the sales operations in Europe, Russia and the Middle East which, as in the U.S., include sales through sub-distributors and sales representatives.

     Outside of Europe, Russia and the Middle East, our commercial lighting products are sold internationally in more than 29 countries by approximately 23 distributors, including Mitsubishi, ADLT Australia and Koto, in Japan.

     Pool and Spa Products

     Our underwater lighting products are sold primarily for installation in new swimming pools and spas. Accordingly, our marketing efforts for swimming pool and spa products depend on swimming pool builders to recommend our products to their customers and to adapt their swimming pool designs to include our lighting systems. We utilize regional sales representative organizations that specialize in selling swimming pool products to pool builders and pool product distributors. Each representative organization typically has the exclusive right to sell our products within its territory, receiving commissions on sales in its territory. In September 2002, we discontinued our agreement to sell through the organization of the Laars/Jandy Division of Waterpik Technologies Inc., or Waterpik. Prior to the cessation of this relationship, Waterpik received a commission on sales in its territory.

     Regional and national distributors in the swimming pool market stock our products to fill orders received from swimming pool builders. Some of these distributors engage in limited marketing activities for our products.

     We enter into incentive arrangements to encourage pool builders to purchase our products. We have entered into agreements with certain large national pool builders under which the builders may purchase Fiberstars systems directly from us and offer our products with their swimming pools. We provide pool builders and independent sales representatives with marketing tools, including promotional videos, showroom displays and demonstration systems. We also use trade advertising and direct mail in addition to an ongoing program of sales presentations to pool builders and distributors.

     South Central Pools, or SCP, the largest pool distributor in the U.S. and our largest pool customer, accounted for approximately 11% of our net sales in 2003, 9% in 2002 and 8% in 2001, and 9% and 10% for the three months ended March 31, 2004 and 22003, respectively. We expect to maintain our business relationship with SCP; however, a cessation or substantial decrease in the volume of purchases by this customer could reduce availability of our products to end users and, in turn, have a material adverse effect on our net sales and results of operations. SCP accounted for 14% and 13% of accounts receivable at December 31, 2003 and 2002, respectively, and 10% and 22% at March 31, 2004 and 2003, respectively.

     We sell our spa products directly to spa manufacturers on an OEM basis throughout the U.S. and Canada, and through distributors in other locations.

     Sales of our swimming pool and spa products follow a seasonal pattern, which typically results in higher sales in the second and fourth quarters as pool distributors stock shelves for the spring and summer seasons. The first quarter pool sales tend to be the lowest of any quarter for the year. In conformity with industry practice, extended terms are given to distributors for shipments in the fourth quarter of the year whereby they receive products in November and December for which they pay in equal installments from March through June of the following year.

     The majority of sales of our swimming pool lighting systems to date have been made in the U.S., Canada and Australia. However, we also sell through several distribution agreements in Europe. Pool lighting sales in Europe were not material in 2003, 2002 or 2001.

Geographic Areas and Product Lines

     We sell our products worldwide and have two product lines: pool and spa lighting and commercial lighting. Information on the geographic split of revenues and revenues by product line may be found in Note 11 to our consolidated financial statements.

Backlog

     We normally ship standard products within a few days after receipt of an order and custom products within 30 to 60 days of order receipt. Generally, there is not a significant backlog of orders, except at year-end. Our backlog at December 31, 2003 was $1,261,000 compared to $859,000 at December 31, 2002. We anticipate that all of the backlog will be filled within the current year.

Competition

     Our products compete with a wide variety of lighting products, including conventional electric lighting in various forms, light emitting diode, or LEDs, and decorative neon lighting. We also experience competition from other companies offering products containing fiber optic technology. Principal competitive factors include price, performance (including brightness, reliability and other factors), aesthetic appeal (including light color), market presence, installation, power consumption and maintenance requirements.

     We believe that our products compete favorably against conventional lighting in such areas as aesthetic appeal, ease of installation, maintenance and power consumption. The unique characteristics of fiber optic lighting, such as no heat or electricity at the light fixture, ability to change colors and remote lamp replacement, enable our products to be used in some situations where conventional lighting is not practical. However, the initial purchase price of our products is typically higher than conventional lighting, and our products are often less bright than conventional alternatives. We believe these deficiencies are being addressed in whole or in part by our CPC technology products including EFO. In the case of neon lighting, certain popular neon colors, such as bright red, cannot be achieved as effectively with our products.

     We are engaged in ongoing efforts to develop and improve our products, adapt our products for new applications and design and engineer new products. We expect that our ability to compete effectively with conventional lighting technologies, other fiber optic lighting products and new lighting technologies that may be introduced, will depend substantially upon achieving greater light output and reducing the cost of our systems. In January 2003, we introduced a new, lower-priced illuminator based on our patented CPC optical technology. This technology improves performance by more efficiently capturing available lamp-light from highly efficient metal halide lamps. This product is an outgrowth of advanced technology acquired as part of our acquisition of Unison, which is described in “Research and Product Development.”

     Providers of conventional lighting systems include large lamp manufacturers and lighting fixture companies that have substantially greater resources than we have. These conventional lighting companies may introduce new and improved products that may reduce or eliminate some of the competitive advantages of our products. In commercial lighting, also compete primarily with local and regional neon lighting manufacturers and craftspeople that, in many cases, are better established in their local markets than we are.

     We also face direct competition from other fiber optic lighting products and pool lighting products. Competitive products are offered in the pool market by Pentair, Inc.’s American Products Division, a major manufacturer of pool equipment and supplies, as well as Super Vision International. In commercial lighting, fiber optic lighting products are offered by an increasing number of smaller companies, some of which compete aggressively on price. Some of these competitors offer products with performance characteristics similar to those of our products. Certain large companies in the conventional lighting industry, manufacture or license fiber optic lighting systems that compete with our products. For example, Schott, a German glass fiber company, markets fiber optic lighting systems in the U.S. Many companies compete with us in Asia, including Mitsubishi, Bridgestone and Toray. Mitsubishi sells Fiberstars’ BritePak fiber tubing in Japan.

     We cannot predict the impact of competition on our business. We believe that an increase in the rate of market expansion may be accompanied by an increase in competition. Increased competition could result in price reductions, reduced profit margins and loss of market share, which would adversely affect our operating results. There can be no assurance that we will be able to continue to compete successfully against current and future competitors.

Assembly, Testing and Quality Assurance

     Our illuminator manufacturing consists primarily of final assembly, testing and quality control. We use independent contractors to manufacture some components and sub-assemblies and have worked with a number of our vendors to design custom components to meet our specific needs. Inventories of domestically produced component parts are managed on a just-in-time basis when practicable. Our quality assurance program provides for testing of all sub-assemblies at key stages in the assembly process as well as testing of finished products.

     In 2003, we continued our program to manufacture more of our products in offshore locations, mainly India and Mexico. As this process continues we expect that more high volume products will be sourced offshore where labor and component cost savings may be achieved. In October 2003, we entered into a Production Share Agreement with North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V., or North American. Under this agreement North American will provide administrative and manufacturing services, including labor services and the use of manufacturing facilities in Mexico, for the manufacturing and assembly of certain of our fiber optic systems and related equipment and components.

     Under a supply agreement, which was renewed in January 2001, Mitsubishi is the sole supplier of our small diameter stranded fiber, which is our largest selling fiber product. Since the acquisition of Unison Fiber Optic Systems, LLC, or Unison, we have been manufacturing large core fiber. We expect to maintain our relationship with Mitsubishi. Mitsubishi owns approximately 2.0% of our outstanding common stock and distributes certain of our products in Japan. We also rely on sole source suppliers for certain lamps, reflectors, remote control devices and power supplies. Although we cannot predict the effect that the loss of one or more of these suppliers would have on us, any such loss could result in delays in the shipment of products and additional expenses associated with redesigning products and could have a material adverse effect on our operating results.

Research and Product Development

     We believe that growth in fiber optic lighting will be driven by improvements in technology to provide increased light output at lower costs. Accordingly, we are committing much of our research and development resources to those challenges. Optical technology we developed following the Unison acquisition has resulted in illuminator products for both the pool and spa and the commercial lighting division. We believe these new technology products are state-of-the-art in fiber optic lighting. In 2002, we completed the redesign of our high-end commercial illuminator, improving efficiency. The product shipped for the first time in January 2003, and the improved version shipped January 2004. Despite our ongoing development efforts, there can be no assurance that we will be able to achieve future improvements in brightness and cost, or that competitors will not develop lighting technologies that are brighter, less expensive or otherwise superior to ours.

     In 2000, we received a federal grant from the NIST for up to $2,000,000 in funding over three years for research and development of solid core fiber for lighting purposes. This contract provided us with $520,000 in funding for the eleven-month period ended September 2001, $914,000 for the one-year period ended September 2002 and $566,000 for the one-year period ended September 2003.

     In February 2003, the Defense Advanced Research Projects Agency, or DARPA, through the Army Aviation and Missile Command, or AMCOM, awarded us and our partners a research and development contract for the development of next generation light sources, optics, luminaire and integrated illuminated technologies for its High Efficiency Distributed Lighting, or HEDLight, project. Under this contract, we will receive $6,818,000 over three years based on achieving various research and development milestones. The milestones relate to the development of fiber optic illuminators and fixtures for installation on ships and aircraft. Upon achieving these milestones, we will receive $2,115,000, $2,599,000 and $2,104,000 for the calendar years ended December 31, 2003, 2004 and 2005, respectively. We received funds for the first year and we have congressional approval for the second year. Funds for 2005 are subject to budget approval.

     On April 10, 2003, we announced that we and APL Engineered Materials, a subsidiary of ADLT, were awarded an additional $2,700,000 research and development contract from DARPA to develop a new arc discharge light source. We will receive $300,000 of this amount for our portion of this research over a three year period. We have received funds for the first year. APL Engineered Materials is leading the light source project. We expect that the new high performance light source will provide improvements in efficacy and brightness and color rendering over the present Fiberstars EFO source. We received and aggregate of $1,463,000, net of payments to subcontractors, for DARPA contracts in 2003.

     We augment our internal research and development efforts by involving certain of our component suppliers, independent consultants and other third parties in the process of seeking improvements in our products and technology. We depend substantially on these parties to undertake research and development efforts necessary to achieve improvements that would not otherwise be possible given the multiple and diverse technologies that must be integrated in our products and our limited engineering, personnel and financial resources. These third parties have no material contractual commitments to participate in these efforts, and there can be no assurance that they will continue to do so.

Intellectual Property

     We believe that the success of our business depends primarily on our technical innovations, marketing abilities and responsiveness to customer requirements, rather than on patents, trade secrets, trademarks, copyrights and other intellectual property rights. Nevertheless, we have a policy of seeking to protect our intellectual property through patents, license agreements, trademark registrations, confidential disclosure agreements and trade secrets. As of March 31, 2004, our intellectual property portfolio consisted of 40 issued U.S. patents, various pending U.S. patent applications and various pending Patent Cooperation Treaty, or PCT, patent applications filed with the World Intellectual Property Organization that serve as the basis of national patent filings in countries of interest. Our issued patents expire at various times between August 2008 and October 2022. Generally, the term of patent protection is 20 years from the earliest effective filing date of the patent application. There can be no assurance, however, that our issued patents are valid or that any patents applied for will be issued. There can be no assurance that our competitors or customers will not copy aspects of our fiber optic lighting systems or obtain information that we regard as proprietary. There also can be no assurance that others will not independently develop products similar to those we sell. The laws of some foreign countries in which we sell or may sell our products do not protect our proprietary rights in our products to the same extent as do the laws of the United States.

     We are aware that a large number of patents and pending patent applications exist in the field of fiber optic technology. We also are aware that some of our competitors hold and have applied for patents related to fiber optic lighting. Although, to date, we have not been involved in litigation challenging our intellectual property rights, we have in the past received communications from third parties asserting rights in its patents or that our technology infringes intellectual property held by such third parties. Based on information currently available to us, we do not believe that any such claims involving our technology or patents are meritorious. However, we may be required to engage in litigation to protect our patent rights or to defend against the claims of others. There can be no assurance that third parties will not assert claims that our products infringe third party patents or other intellectual property rights or that, in case of a dispute, licenses to such technology will be available, if at all, on reasonable terms. In addition, we may need to take legal action to enforce our intellectual property rights in the future. In the event of litigation to determine the validity of any third-party claims or claims by us against third-parties, any litigation, whether or not determined in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. Also, in the event of an adverse ruling in any litigation, we might be required to expend significant resources to develop non-infringing technology or to obtain licenses to the infringing technology, which licenses may not be available on acceptable terms. In the event of a successful claim against us and our failure to develop or license a substitute technology, our operating results could be adversely affected.

Employees

     As of March 31, 2004, we had 121 full time employees, of whom 41 were involved in sales, marketing and customer service, 22 in research and product development, 45 in assembly and quality assurance, and 13 in finance and administration. From time to time we also employ part-time personnel in various capacities, primarily assembly and clerical support. We have never experienced a work stoppage, no employees are subject to any collective bargaining agreement, and we consider our employee relations to be good.

     We believe that our future success will depend to a large extent on the continued contributions of key employees, many of whom would be difficult to replace, and on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is intense. The loss of or failure to attract and retain any of these persons could delay product development cycles, disrupt our operations or otherwise harm our business or results of operations.

Facilities

     Our principal executive offices and manufacturing and assembly facilities are located in a 60,000 square foot facility in Fremont, California, under a lease agreement expiring in 2006. We lease local offices in the United States in Solon, Ohio and in Thatcham, the United Kingdom. We also own a facility for our local office in Berching, Germany. Each local office is used for sales support, manufacturing, engineering and administrative operations. We believe that our current facilities are adequate to support our current and anticipated near-term operations and that we can obtain additional space we may need in the future at commercially reasonable terms.

Legal Proceedings

     We are not currently a party to any material legal proceedings.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     (a)     Previous independent accountants.

          (i)     On September 29, 2003, we dismissed PricewaterhouseCoopers LLP as our independent accountants. The change in independent accountants was approved by our Audit and Finance Committee.

          (ii)     The reports of PricewaterhouseCoopers LLP on our financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

          (iii)     In connection with our audits for the two most recent fiscal years, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in connection with their report on the financial statements for such years.

          (iv)     During the two most recent fiscal years, and through September 29, 2003, there have been no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

          (v)     We provided PricewaterhouseCoopers LLP with a copy of the above statements and requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with such statements. A copy of such letter, dated September 30, 2003, is filed as Exhibit 16 to our Current Report on Form 8-K filed October 2, 2003.

     (b)     New independent accountants.

      On September 29, 2003, we appointed Grant Thornton LLP as our new independent accountants. The appointment was approved by our Audit and Finance Committee. During the two most recent fiscal years and through September 29, 2003, we have not consulted with Grant Thornton LLP regarding either:

          (i)     the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

          (ii)     any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information regarding our executive officers and directors, and their ages as of April 30, 2004:

Name	Age	Position

David N. Ruckert	66	Chief Executive Officer and Director
John Davenport	59	Chief Operating Officer, Chief Technology Officer
Barry R. Greenwald	57	Senior Vice President and General Manager, Pool Division
J. Steven Keplinger	45	Senior Vice President, Operations
Robert A. Connors	55	Vice President, Finance, Chief Financial Officer
Roger Buelow	31	Vice President, Engineering
Ted des Enfants	32	Vice President and General Manager, Fiberstars EFO
John B. Stuppin	70	Director
Jeffrey H. Brite	56	Director
Wayne R. Hellman	59	Director
Sabu Krishnan	45	Director
David Traversi	44	Director
Philip Wolfson	60	Director

     Mr. Ruckert joined Fiberstars in November 1987 as President, Chief Operating Officer and a director. He has served as our Chief Executive Officer since October 1988 and served as our Secretary from February 1990 to February 1994. From June 1985 to October 1987, he was Executive Vice President of Greybridge, a toy company he co-founded that was later acquired by Worlds of Wonder in 1987. Prior to that time, he was Executive Vice President of Atari from October 1982 to June 1984 and was a Manager/Vice President of Bristol-Myers Company in New York from October 1966 to October 1982.

     Mr. Davenport joined Fiberstars in November 1999 as Vice President, Chief Technology Officer and was appointed Chief Operating Officer in July 2003. Prior to joining Fiberstars, Mr. Davenport served as President of Unison from 1998 to 1999. Mr. Davenport began his career at GE Lighting in 1972 as a research physicist and thereafter served 25 years in various capacities including GE Lighting’s research and development manager and as development manager for high performance LED projects. He is a recognized global expert in light sources, lighting systems and lighting applications, with special emphasis in low wattage discharge lamps, electronic ballast technology and distributed lighting systems using fiber optics.

     Mr. Greenwald joined Fiberstars in October 1989 as General Manager, Pool Division. He became Vice President in September 1993 and Senior Vice President in February 1997. Prior to joining Fiberstars, Mr. Greenwald served as National Sales Manager at Aquamatic, a swimming pool accessory company, from August 1987 to October 1989. From May 1982 to August 1987, Mr. Greenwald served as National Sales Manager at Jandy Inc., a swimming pool equipment company.

     Mr. Keplinger joined Fiberstars in August 1988 as Manager of Operations. He became Vice President in 1991 and Senior Vice President in February 1997. From June 1986 to August 1988, Mr. Keplinger was a sales representative at Leemah Electronics, an electronics manufacturing company. From February 1983 to June 1986, Mr. Keplinger was a sales manager with California Magnetics Corp, a custom transformer manufacturing company.

     Mr. Connors joined Fiberstars in July 1998 as Vice President, Finance, and Chief Financial Officer. From 1984 to 1998, Mr. Connors held a variety of positions, including Chief Financial Officer and Chief Operating Officer, for Micro Focus Group Plc, a software company. Prior to Micro Focus Group Plc, Mr. Connors held senior finance positions with Eagle Computer and W. R. Grace.

     Mr. Buelow was appointed our Vice President, Engineering in February 2003. Prior to joining Fiberstars in 1999, he served as Director of Engineering for Unison from 1998 to 1999. Prior to that he served four years as an engineer at General Electric in the Lighting division working on several fiber optic lighting projects. Mr. Buelow holds BS and MS degrees in Applied Mathematics and Systems Engineering from Case Western Reserve University, Cleveland, Ohio and is a Certified Quality Engineer with five utility patents.

     Mr. des Enfants joined Fiberstars in January 2004 as Vice President and General Manager, Fiberstars EFO. From 1994 to 2003, Mr. des Enfants held a variety of positions with the GE Lighting, most recently as District Sales Manager in the eastern region. From 1998 to 2001, he was National Account Manager with GE Lighting and from 1994 to 1998 held various sales and sales manager positions at GE Lighting.

     Mr. Stuppin was elected Chairman of the Board in May 1995 and has served as a director since 1993. Since September 1987, Mr. Stuppin has served in various executive capacities with Neurobiological Technologies, Inc., or NTI, a biomedical development company he co-founded, and he currently serves as a director of NTI. Mr. Stuppin also has been an investment banker and a venture capitalist, with over 25 years of experience in the founding and management of companies active in emerging technologies.

     Mr. Brite joined our board in July 2003. From January 2002 to the present he has served as Director of Product Development for Gensler, a leading global design, planning and strategic consulting firm. From 1996 to 2002, prior to joining Gensler, Mr. Brite was partner and Chief Executive Officer of NeoRay, a lighting company which was sold to Cooper Lighting. Prior to joining NeoRay, Mr. Brite founded a lighting distribution business and a real estate firm.

     Mr. Hellman became a director of Fiberstars in September 1997. Since May 1995, Mr. Hellman has been Chairman of the Board of Directors and Chief Executive Officer of Advanced Lighting Technologies, Inc., or ADLT. From 1983 until May 1995, Mr. Hellman founded a total of seventeen affiliated companies that specialize in the production and distribution of metal halide lighting systems, all of which were eventually acquired by ADLT. From 1968 until 1983, Mr. Hellman served in various capacities at General Electric Company, or GE, including Manager of Strategy Analysis for the GE Lighting Business Group, Manager of Engineering for the Photographic Lamp Department, and Manager of Metal Halide Product Engineering.

     Mr. Krishnan joined our Board in April 2003. He has served as Chief Operating Officer of ADLT since February 2003. From 1998 to 2003, he served as Vice President of Indian Operations of ADLT. From 1992 to 1998, Mr. Krishnan was Vice President of South Asian Operations for Lighting Resources International, Inc., a lighting services company located in Ohio. From 1988 to 1995 he was with K&M International, Inc, in the machine parts and lamp division, serving most recently as Vice President. From 1981 to 1988, Mr. Krishnan was an engineering manager at Hindustan Machine Tools in India.

     Mr. Traversi joined our Board in October 2002. He is currently a Managing Director of 2020 Growth Partners, LLC, a strategic advisory services firm. From 2000 to 2002, Mr. Traversi was co-founder and Chief Executive Officer of PRE Solutions, Inc., which founded and built an electronic processor of prepaid telecom products. From 1997 to 1999, he was President of Sirrom Capital Corporation, a financial services and investment firm. From 1989 to 1996, Mr. Traversi was a General Partner and Managing Director at Montgomery Securities (now Banc of America Securities, LLC).

     Dr. Wolfson joined our board in January 1986. Since 1998, Dr. Wolfson has served as Chief Executive Officer of Phytos, Inc., an herbal medicine development company. He has been Assistant Clinical Professor at the University of California School of Medicine in San Francisco since 1986 and has maintained a private practice in psychiatric medicine since 1982. Dr. Wolfson also served as a director and a consultant to NTI from 1989 to 1992.

Director Compensation

     Each non-employee director receives $1,000 per Board of Directors meeting attended to cover out-of-pocket expenses incurred in connection with attendance. During the fiscal year ended December 31, 2003, Messrs. Eliot, Feuer, Garet, Hellman, Stuppin, Wolfson, Traversi, Krishnan and Brite received aggregate payments of $5,650, $1,850, $2,800, $3,800, $5,650, $4,700, $5,650, $2,850 and $1,900 respectively, for their services as directors.

     Under the terms of our 1994 Directors’ Stock Option Plan, each newly appointed non-employee director receives an option to purchase 10,000 shares of common stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant. In addition, following each annual meeting of our shareholders, each non-employee director who will continue to serve as a member of our Board of Directors automatically receives an option to purchase 5,000 shares of common stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant.

     On May 19, 2004, the shareholders approved our 2004 Stock Incentive Plan. As a result, the 1994 Directors’ Stock Option Plan terminated. Under the terms of the 2004 Plan, each newly appointed non-employee director will receive an option to purchase 10,000 shares of common stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option will vest in twelve equal monthly installments following the date of grant. Commencing with our 2004 annual meeting of shareholders, following each annual meeting of our shareholders, each non-employee director who will continue to serve as a member of the Board of Directors will automatically receive an option to purchase 7,000 shares of common stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option will vest in twelve equal monthly installments following the date of grant, and the Chairman of the Board and the Chairman of the Audit Committee will each receive an additional option to purchase 3,000 shares under the same terms.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors currently consists of John B. Stuppin and Philip Wolfson. No director serving on the Compensation Committee is or has been an officer or employee of Fiberstars or any of our subsidiaries. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Executive Compensation

     The following table sets forth all compensation for services rendered to us in all capacities for the three fiscal years ended December 31, 2003 for our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2003.

Summary Compensation Table

				Long-Term
				Compensation
	Annual Compensation			Awards

				Securities
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation(1)

David N. Ruckert	2003	$207,923	—	25,000	$11,125
President and Chief	2002	221,384	—	—	10,331
Executive Officer	2001	221,384	—	—	9,830

Barry R. Greenwald	2003	185,823	—	—	1,603
Senior Vice President, Pool	2002	78,180	$96,000	—	1,473
& Spa Division	2001	100,500	96,000	—	1,342

John Davenport	2003	187,500	—	20,000	773
Chief Operating Officer/	2002	178,000	—	100,000	773
Chief Technology Officer	2001	156,000	—	—	773

J. Steven Keplinger	2003	148,720	—	—	742
Senior Vice President,	2002	144,159	—	—	679
Operations and Retail	2001	156,756	—	—	545

Robert A. Connors	2003	156,000	—	15,000	715
Vice President, Finance	2002	166,000	—	—	620
Chief Financial Officer	2001	166,000	—	—	620

(1) Represents premiums paid on life insurance policies for the officer’s benefit.

Stock Options Granted in Fiscal 2003

     The following table sets forth information for the year ended December 31, 2003 with respect to stock options granted to the individuals named in the Summary Compensation Table above.

Option Grants in Fiscal Year 2003

	Individual Grants

	Number of		% of Total
	Securities		Options Granted	Exercise or		Grant
	Underlying Options		to Employees in	Base Price	Expiration	Date
Name	Granted (3) (1)		Fiscal Year (2)	($/Share) (3)	Date (4)	Value (5)

David N. Ruckert	25,000		6.8%	$7.23	12/04/2013	$49,444
	50,000	(6)	13.6	5.50	1/28/2013	81,888
John Davenport	20,000		5.4	7.23	12/04/2013	65,510
Barry Greenwald	30,000	(7)	8.1	5.50	2/28/2013	29,667
Steve Keplinger	29,000	(8)	8.1	5.50	2/28/2013	29,667
Robert Connors	29,000		7.9	7.23	12/04/2013	49,133
	50,000	(9)	13.6	4.00	9/02/2013	89,485

(1)	The stock options vest as to 25% of the shares covered by the respective options on each anniversary of the grant date, becoming fully vested on the fourth anniversary of the date of grant. Under the terms of our 1994 Stock Option Plan, the Board of Directors or a duly appointed committee of the Board retains the discretion, subject to certain limitations within the Option Plan, to modify, extend, or renew outstanding options and to reprice outstanding options, and to accelerate the vesting of options in the event of any merger, consolidation, or reorganization in which we are not the surviving corporation. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue which may be lower than the original exercise price of such canceled options.

(2)	Based on 368,916 options granted to employees in fiscal year 2003.
(3)	The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.
(4)	Subject to earlier termination upon certain events related to termination of employment.
(5)	The grant date present value is based on a Black-Scholes calculation using the following assumptions: time of exercise: 5 years; risk-free interest rate: 3%; volatility: 48%; dividend yield: none.
(6)	Our Board elected to grant 50,000 options as a result of previously granted options having expired.
(7)	Our Board elected to grant 30,000 options as a result of previously granted options having expired.
(8)	Our Board elected to grant 30,000 options as a result of previously granted options having expired.
(9)	Our Board elected to grant 50,000 options as a result of previously granted options having expired.

Option Exercises and Fiscal 2003 Year-End Value

     The following table provides information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 2003, and unexercised options held as of December 31, 2003, by the individuals named in the Summary Compensation Table.

Aggregate Options Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised	Value of Unexercised In-
	Shares		Options at Fiscal	the-Money Options at
	Acquired on	Value	Year End (#)	Fiscal Year-End ($)(1)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

David N. Ruckert	—	—	232,500 / 55,000	$485,925 / $58,300
Barry R. Greenwald	4,998	—	98,000 / 10,000	309,680 / 23,000
John Davenport	—	—	112,500 / 117,500	186,750 / 229125
J. Steven Keplinger	5,343	—	102,166 / 10,000	220,679 / 23,000
Robert A. Connors	—	—	82,750 / 32,250	179,733 / 17,834

(1)	Based upon the closing price of our common stock on the Nasdaq National Market on the last trading day of fiscal 2003, which was $6.80.

Employment Agreements and Change in Control Agreements

     We have entered into agreements with Barry R. Greenwald, John Davenport, J. Steven Keplinger and Robert A. Connors. Under these agreements, Messrs. Greenwald, Davenport, Keplinger and Connors are each entitled to receive severance payments in the event their employment with us is terminated without cause at any time within six months after a change in control in Fiberstars as that term is defined their agreements. The amount of the severance payments would be equal to the total cash compensation the officer was receiving prior to the change in control for a period of months equal to the total number of years of the officer’s employment with us.

     We have issued offers of employment to Messrs. Greenwald, Davenport, Keplinger and Connors. These offer letters described the initial conditions of their employment including salary, car allowance, benefits, incentives and option grants as appropriate to each at the time of his employment.

CERTAIN TRANSACTIONS

     As of December 31, 2003, ADLT was a holder of approximately 20% of our outstanding common stock. In January 2000 as part of the acquisition of certain assets and liabilities of Unison Fiber Optic Lighting Systems, LLC, a wholly owned subsidiary of ADLT, or Unison, we executed a Supply Agreement with ADLT under which we buy certain lamps and components for our illuminators and through which we sell our finished products to ADLT. The terms of this agreement provide for specified pricing on products purchased from and sold to ADLT. We have purchased, and continue to purchase, components from ADLT under the terms of the Supply Agreement. Also, in January 2000, we entered into a Development Agreement with Unison, under which we provided development services for which we received $2 million in fees from October 1999 through January 2001. In exchange, we pay royalties on the sales of products these technologies produce at a rate of 3% for the first five years, 2% for the next two years and 1% for the next three years, after which we assume exclusive royalty-free rights to these products. We had sales to ADLT under terms of the Supply Agreement of $156,000 during 2003. Purchases made from ADLT under the Supply Agreement along with royalties paid under the Development Agreement amounted to $657,000 in 2003. Accounts receivable from ADLT was $39,000 at December 31, 2003. Accounts payable due to ADLT was $117,000 at December 31, 2003. Wayne R. Hellman, Chairman of the Board and Chief Executive Officer of ADLT, and Sabu Krishnan, Chief Operating Officer of ADLT, serve on our Board of Directors.

     In connection with a Second Amended and Restated Investor Agreement dated March 18, 2004, or Investor Agreement, among Fiberstars, ADLT, the ADLT Class 7 Liquidating Trust, u/a/d January, 2004, or the Trust, and Unison, ADLT transferred 1,023,011 shares and warrants to purchase 518,000 shares of our common stock to the Trust in accordance with the plan of reorganization of ADLT. According to an amended Schedule 13D filed by ADLT on March 24, 2004, pursuant to the terms of the Trust and the ADLT plan of reorganization, ADLT has no interest in the Trust, other than the right to reimbursement of certain expenses, and does not have or share investment or voting power over the assets of the Trust. As a result, according to the amended Schedule 13D, ADLT no longer has any interest in shares of our common stock, other than warrants to purchase 407,000 shares.

     Pursuant to the Investor Agreement, all of ADLT’s rights to nominate persons to our Board of Directors terminated, and the Trust acknowledged that it does not and will not receive any right to nominate persons to the Board. Other provisions of the Investor Agreement include:

  ADLT’s and the Trust’s agreement not to solicit proxies with respect to the election or removal of any of our directors;
  ADLT’s and the Trust’s agreement not to deposit the shares of our common stock in a voting trust or to join a group or otherwise act in concert with a third person for the purpose of acquiring, holding, voting or disposing of the shares of our common stock;
  the Trust’s agreement to notify our management if it plans to acquire or dispose of our common stock (but only so long as the Trust holds at least 7.5% of our common stock);
  the Trust’s agreement to vote the shares of our common stock with our management on all matters (other than the election of directors) in not less than the same proportion as the votes cast by the other Fiberstars shareholders (but only so long as the Trust holds at least 7.5% of our common stock); and
  certain restrictions in the Trust’s ability to dispose of the shares of our common stock (but only so long as the Trust holds at least 7.5% of our common stock).

Under the terms of the Investor Agreement, upon transfer of voting securities, any registration rights that may have existed prior to the transfer terminate, but we have agreed to certain Form S-3 registration rights conditioned upon the transferee agreeing to be bound by certain provisions of the Investor Agreement and Exhibit A thereto. According to an amended Schedule 13D filed by the Trust on April 5, 2004, on March 29, 2004, the Trust sold 1,000,000 shares of our common stock to private equity investors pursuant to a stock purchase agreement dated March 19, 2004, and as a result of this transaction, the Trust beneficially owns 541,011 shares or 7.8% of our common stock. These private equity investors are also selling shareholders.

     In addition, pursuant to the Investor Agreement, ADLT divided and assigned portions of a warrant to acquire up to an aggregate of 42,000 shares of our common stock to two former Unison employees in satisfaction of certain of ADLT’s commitments to them: specifically, the right to acquire up to 28,000 shares to John Davenport and the right to acquire up to 14,000 shares to Roger Buelow. Also pursuant to the Investor Agreement, ADLT divided and assigned portions of warrants to acquire up to an aggregate of 7.5% of the remaining shares of our common stock remaining under those warrants to two former Unison employees in satisfaction of certain of ADLT’s commitments to them: specifically, the right to acquire up to 22,000 shares to John Davenport, and the right to acquire up to 11,000 shares to Roger Buelow. Under the Investor Agreement, we agreed to grant our consent to these divisions and assignments. Mr. Davenport is currently our Chief Operating Officer and Chief Technology Officer. Mr. Davenport joined Fiberstars in November 1999 as Vice President, Chief Technology Officer and was appointed Chief Operating Officer in July 2003. Prior to joining Fiberstars, Mr. Davenport served as President of Unison from 1998 to 1999. Mr. Buelow has served as our Vice President of Engineering since February 2003. Prior to joining Fiberstars in 1999, he served as Director of Engineering for Unison from 1998 to 1999.

     On June 17, 2003, we entered into a Securities Purchase Agreement with private investors to invest up to approximately $4,388,250 in a private placement of our common stock and warrants to purchase shares of common stock. The private placement closed in two stages on June 17, 2003 and August 18, 2003. The purchase price of the shares of common stock issued under the Securities Purchase Agreement was $3.25 per share. The warrants issued pursuant to the Securities Purchase Agreement have an exercise price of $4.50 per share. Each warrant has a term of five years and was not exercisable for 183 days from the date of the closing in which the warrant was issued. Entities affiliated with Trigran Investments, Inc., or Trigran, beneficial owners of more than 5% of our common stock, participated in the private placement, and we issued to Trigran 61,539 shares and warrants to purchase 18,462 shares of common stock for an aggregate purchase price of $200,000.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of common stock as of April 30, 2004 by:

    each person or entity known by us to own beneficially more than 5%, in the aggregate, of our common stock;
    each of our named executive officers;
    each of our directors;
    all current directors and executive officers as a group;
    the selling shareholders; and
    the shares, including those issuable upon exercise of the warrant, being offered by the selling shareholders.

Unless otherwise specified, the address for each officer and director is 44259 Nobel Drive, Fremont, California 94538.

     On March 27, 2003 we entered into a letter agreement with Merriman Curhan Ford & Co., formerly known as RTX Securities Corporation, or Merriman, a selling shareholder, pursuant to which we agreed to issue a warrant to purchase a number of shares of our common stock in an amount equal to 6.0% of the aggregate number of common shares purchased by investors in a financing transaction, as compensation for Merriman’s placement agent services. Under that agreement, we agreed to register the shares under the Securities Act for resale to the public.

     On March 18, 2004 we entered into a Second Amended and Restated Investor Agreement with Advanced Lighting Technologies, Inc., or ADLT, ADLT Class 7 Liquidating Trust, u/a/d January, 2004, or the Trust, and Unison Fiber Optic Lighting Systems, LLC, pursuant to which we resolved ambiguity with regard to the aggregate number of shares of our common stock issuable upon exercise of warrants held by ADLT. Under that agreement, we agreed to register under the Securities Act for resale to the public, all shares of our common stock owned by ADLT and transferred to the Trust, including any of those shares transferred by the Trust. For more information regarding this transaction, see “Certain Transactions.”

     To our knowledge, Merriman Curhan Ford & Co. is the only selling stockholder who is a registered broker-dealer. As such, this broker-dealer is an underwriter of our common stock. We do not have a material relationship with this broker-dealer, and it does not have the right to designate or nominate a member or members of our board of directors. We are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities by this stockholder. Unless otherwise described below or described under “Certain Transactions,” to our knowledge, no selling stockholders nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

     Information with respect to beneficial ownership of the selling shareholders is based upon information furnished by the selling shareholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering(1)			After Offering(1)
Number of
Name of Beneficial Owner			Shares
Being
	Number	Percent(2)	Offered	Number	Percent(2)

5% Shareholders
Glenn Doshay
6279 Via Campo Verde
Rancho Santa Fe, CA 92067(3)(20)	450,000	6.8%	—	450,000	6.8%

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering(1)		Number of	After Offering(1)
			Shares
Name of Beneficial Owner			Being
	Number	Percent(2)	Offered	Number	Percent(2)

Entities affiliated with Trigran
Investments, Inc.
3201 Old Glenview Road, Suite 235
Wilmette, IL 60091(4)	655,645	10.0	—	655,645	10.0
Directors and Named Executive Officers
David N. Ruckert(5)	416,573	6.1%	—	416,573	6.1%
John B. Stuppin(6)	214,575	3.3	—	214,575	3.3
Jeffrey H. Brite(7)	9,167	*	—	9,167	*
Theodore L. Eliot, Jr.(8)	51,000	*	—	51,000	*
Wayne R. Hellman(9)	180,068	2.7	—	180,068	2.7
Sabu Krishnan(10)	155,068	2.4	—	155,068	2.4
David Traversi(11)	15,000	*	—	15,000	*
Philip Wolfson(12)	153,342	2.3	—	153,342	2.3
John Davenport(13)	67,500	1.0	—	67,500	1.0
Barry R. Greenwald(14)	67,000	1.0		67,000	1.0
J. Steven Keplinger(15)	66,560	1.0	—	66,560	1.0
Robert Connors(16)	83,396	1.3	—	83,396	1.3
Roger Buelow(17)	7,000	*	—	7,000	*
All executive officers and directors as a
group (13 persons)(18)	1,346,181	17.7	—	1,346,181	17.7
Selling Shareholders
ADLT Class 7 Liquidating Trust, u/a/d
January, 2004(19)	541,011	8.3%	541,011	—	*
Doshay Family Trust of 1999(20)	50,000	*	50,000	—	*
Glacier Partners(21)	86,000	1.3	50,000	36,000	*
Langley Partners, L.P.(22)	200,000	3.1	200,000	—	*
Lauro F. Guerro(23)	139,230	2.1	50,000	89,230	1.4%
Merriman Curhan Ford & Co.(24)	81,014	1.2	81,014	—	*
Michael Alessandro IRA Rollover(25)	45,000	*	45,000	—	*
Michael Alessandro IRA(25)	30,000	*	30,000	—	*
Omicron Master Trust(26)	112,211	1.7	93,750	18,461	*
Proximity Fund L.P.(27)	25,000	*	25,000	—	*
Proximity Partners L.P.(27)	25,000	*	25,000	—	*
Robert Trobec IRA(28)	25,000	*	25,000	—	*
Tailwind Investment Partners (AI),					*
L.P.(29)	2,951	*	2,951	—
Tailwind Investment Partners (QP),					*
L.P.(29)	65,281	1.0	65,281	—
Tailwind Investment Partners International,
L.P.(30)	8,018	*	8,018	—	*
Turning Point Capital LLC(31)	135,001	2.1	50,000	85,001	1.3
Valor Capital Management LP(32)	355,000	5.4	250,000	105,000	1.5
WEC Partners, L.P.(33)	36,200	*	30,000	6,200	*

*Represents less than 1%.

(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	There were 6,526,995 shares of common stock outstanding as of April 30, 2004. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to options and shares of common stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of April 30, 2004. However, in computing the number of shares of common stock beneficially owned by a person or entity and the percentage of ownership of that person or entity after the offering, we have assumed that 6,526,995 shares of common stock will be outstanding upon completion of the offering assuming exercise of all outstanding warrants held by the selling shareholders listed above.

(3)	Includes 92,308 shares subject to warrants that are exercisable within 60 days of April 30, 2004.
(4)	According to a Form 4 filed by Trigran Investments L.P. with the Securities and Exchange Commission on March 11, 2004, Trigran Investments, L.P. holds 597,183 shares and 58,462 shares issuable upon exercise of warrants that are immediately exercisable. According to an amended Schedule 13G filed jointly by Trigran Investments L.P., Trigran Investments, Inc., Douglas Granat and Lawrence A. Oberman with the Securities and Exchange Commission on February 11, 2004, Trigran Investments L.P., Trigran Investments, Inc., Douglas Granat and Lawrence A. Oberman have shared voting and dispositive power for all shares. Trigran Investments, Inc. is the general partner of Trigran Investments L.P. Douglas Granat and Lawrence A. Oberman are the controlling shareholders and sole directors of Trigran Investments Inc.

(5)	Includes 257,500 shares subject to options exercisable within 60 days of April 30, 2004.
(6)	Includes 45,000 shares subject to options that are exercisable within 60 days of April 30, 2004 and 8,060 shares subject to warrants that are exercisable within 60 days of April 30, 2004.
(7)	Consists of 9,167 shares subject to options exercisable within 60 days of April 30, 2004.
(8)	Consists of 1,000 owned by the Eliot Trust, of which Mr. Eliot is a beneficiary, and 50,000 shares subject to outstanding stock options exercisable within 60 days of April 30, 2004.
(9)	Includes 140,068 shares subject to warrants that are exercisable within 60 days of April 30, 2004 held by Advanced Lighting Technologies, Inc., of which Mr. Hellman is Chairman of the Board of Directors and Chief Executive Officer and as to which Mr. Hellman disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also, includes 40,000 shares subject to outstanding stock options exercisable within 60 days of April 30, 2004.

(10)	Includes of 140,068 warrants that are exercisable within 60 days of April 30, 2004 held by Advanced Lighting Technologies, Inc., of which Mr. Krishnan is Chief Operating Officer and as to which Mr. Krishnan disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also, includes 15,000 shares subject to outstanding stock options exercisable within 60 days of April 30, 2004.

(11)	Consists of 15,000 shares subject to options exercisable within 60 days of April 30, 2004.
(12)	Includes 40,000 shares subject to options exercisable within 60 days of April 30, 2004.
(13)	Includes 67,000 shares subject to options exercisable within 60 days of April 30, 2004.
(14)	Includes 62,166 shares subject to options exercisable within 60 days of April 30, 2004.
(15)	Includes 79,396 shares subject to options exercisable within 60 days of April 30, 2004.
(16)	Consists of 7,000 shares subject to options exercisable within 60 days of April 30, 2004.
(17)	Includes 112,500 shares subject to options exercisable within 60 days of April 30, 2004.
(18)	Includes 920,789 shares subject to options and warrants that are exercisable within 60 days of April 30, 2004, of which 140,068 shares are subject to warrants beneficially owned by ADLT, a company of which Mr. Hellman, a director of Fiberstars, is Chairman of the Board of Directors and Chief Executive Officer and Mr. Sabu Krishnan is Chief Operating Officer.

(19)	Jean FitzSimon has sole voting and investment power over these shares.
(20)	Glenn Doshay has sole voting and investment power over these shares.
(21)	The selling shareholder is a registered investment fund under the Investment Advisers Act of 1940.

(22)	Langley Capital, LLC is the general partner of Langley Partners, L.P. Jeffrey Thorp is the sole managing member of Langley Capital, LLC and has sole voting and investment control over these shares. Each of Langley Capital, LLC, Langley Partners, L.P., and Jeffrey Thorp may be deemed to beneficially own these shares.

(23)	Includes 23,076 shares subject to warrants that are exercisable within 60 days of April 30, 2004.
(24)	Consists of 81,014 shares subject to a warrant exercisable within 60 days of April 30, 2004. Merriman Curhan Ford & Co. is a registered broker-dealer and, accordingly is an underwriter. Merriman Curhan Ford & Co. is a majority owned subsidiary of MCF Corporation, a reporting company under the Securities Exchange Act of 1934.

(25)	Michael Alessandro has sole voting and investment power over these shares.
(26)	Omicron Capital, Inc. (“OCI”) serves as general partner of Omicron Capital, L.P. (“Omicron Capital”), which serves as investment manager to Omicron Master Trust (“Omicron”) and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to shared dispositive power over the shares of the shares, and Winchester may be deemed to shared voting and dispositive power the shares. Omicron Capital has delegated authority from Winchester’s board of directors regarding the portfolio management decisions with respect to the shares and, as of the date of this prospectus, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from OCI’s board of directors regarding the portfolio management decisions of Omicron Capital with respect to the shares. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to shared dispositive power over the shares. Omicron Capital, OCI, Winchester and Messrs. Morali and Bernstein disclaim beneficial ownership of the shares. Neither Mr. Morali nor Mr. Bernstein has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934 or of any other person named in this prospectus as a selling shareholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls Omicron and Winchester.

(27)	The selling shareholder is a reporting company under the Securities Exchange Act of 1934.
(28)	Robert Trobec has sole voting and investment power over these shares.
(29)	Thomas Weisel Asset Management, LLC is the general partner of Tailwind Investment Partners (QP), L.P. and Tailwind Investment Partners, L.P. Tim Keefe and Henri Moudi are managing members of Thomas Weisel Asset Management, LLC and have shared voting and investment power over these shares.

(30)	Thomas Weisel Capital Management, LLC (f/k/a Thomas Weisel Capital Partners, LLC) is the general partner of Tailwind Investment Partners (AI), L.P. Tim Keefe and Henri Moudi are managing members of Thomas Weisel Capital Management, LLC and have shared voting and investment power over these shares.

(31)	Includes 18,462 shares subject to warrants exercisable within 60 days of April 30, 2004. Michael Alessandro has sole voting and investment power over these shares.
(32)	Includes 25,592 shares subject to warrants that are exercisable within 60 days of April 30, 2004. Kratky Management LLC is the general partner of Valor Capital Management LP. John M. Kratky III is the managing member of Kratky Management LLC and has sole voting and investment power over these shares.

(33)	Warren Clifford is the general partner of WEC Partners, L.P. and has sole voting and investment power over these shares.

PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling shareholders will act independently of Fiberstars in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling shareholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
  ordinary brokerage transactions in which the broker solicits purchasers;
  in connection with short sales, in which the shares are redelivered to close out short positions;
  in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;
  privately negotiated transactions; or
  in a combination of any of the above methods.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The selling shareholders may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions. The selling shareholders may also transfer, devise or gift these shares by other means not described in this prospectus.

     The selling shareholders also may resell all or a portion of the shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in open market transactions in reliance upon Rule 144 under the Securities Act. The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

  the name of the participating broker-dealer(s) or underwriters;
  the number of shares involved;
  the price(s) at which the shares were sold;

  the commissions paid or discounts or concessions allowed by the selling shareholders to the broker-dealers or underwriters, if any; and
  other information material to the transaction.

     The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling shareholders may be deemed to be “underwriters,” the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling shareholders that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders.

     The selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the exercise price if a selling shareholder exercises its warrant. We cannot be certain as to when and if this warrant will be exercised and as to the amount of the proceeds we will actually receive from exercises because of the cashless exercise provisions of the warrant.

     Fiberstars has agreed to bear all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling shareholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholders selling those shares.

     There can be no assurances that the selling shareholders will sell all or any of the shares of common stock offered under this prospectus.

     This registration statement to which this prospectus relates is being filed pursuant to the Investors Agreement. Subject to the terms and conditions of the Investors Agreement, we agreed to keep this registration statement effective until March 29, 2007, or upon the earlier of:

  the date as of which the selling stockholders may sell all of their respective shares of our common stock registered under this registration statement during any 90 day period pursuant to Rule 144 of the Securities Act; or
  the closing of an acquisition of the shares registered under this registration statement in exchange for publicly traded stock or another entity.

DESCRIPTION OF CAPITAL STOCK

Common Stock

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. See “Market for Common Equity and Related Shareholder Matters.” In the event of a liquidation, dissolution or winding of Fiberstars, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of our preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. We have adopted provision in our Restated Articles of Incorporation and Bylaws, as amended, to eliminate the ability of shareholder to take action by written consent. these provision may have the effect of discouraging, delaying or preventing a change in control of Fiberstars.

Preferred Stock

     We have 2,000,000 authorized shares of “blank check” preferred stock with the designations, rights and preferences as may be determined from time to time by our board of directors, without any further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of our holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Fiberstars. Furthermore, our preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, the issuance of preferred stock could have a material averse effect on the market value of our common stock. Although we have no present intention to issue any additional shares o of our preferred stock, there can be no assurances that we will not do so in the future.

     In connection with the adoption of a Rights Plan to prevent against hostile takeovers, we authorized Series A Participating Preferred Stock. The Board of Directors has declared a dividend distribution of one right to purchase one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $30.00 per one-thousandth of a share, subject to adjustment. These rights are exercisable only upon the occurrence of certain events, including a merger or business transaction, a sale of 50% or more of the our assets or earning power and the acquisition of an acquiring person of 15% or more of our outstanding common stock. Currently no shares of Series A Participating Preferred Stock are outstanding.

Indemnification

     Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred ) arising under the Securities Act. Article IV of our Amended and Restated Articles of Incorporation and Article VI of our Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, to among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

LEGAL MATTERS

     The validity of the common stock offered by this prospectus is being passed upon for Fiberstars by Pillsbury Winthrop LLP, Palo Alto, California.

EXPERTS

     The consolidated financial statements of Fiberstars, Inc. as of December 31, 2003 and for the year ended December 31, 2003 included in this prospectus have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Fiberstars, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the

Commission’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. Please call the Commission at 1-800-SEC-0330 for more information on its public reference room. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Our Web site is http://www.fiberstars.com. We make available free of charge, on or through our Web site, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the SEC. Information contained on our Web site is not part of this registration statement.

     We have filed with the Commission a registration statement, which contains this prospectus, on Form S-1 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

FINANCIAL INFORMATION

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Fiberstars, Inc.
Fremont, California

      We have audited the accompanying consolidated balance sheet of Fiberstars, Inc. as of December 31, 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity , and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fiberstars, Inc. as of December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

San Francisco, California
February 27, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Fiberstars, Inc.
Fremont, California

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Fiberstars, Inc. and its subsidiaries (the Company) at December 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 5 to the consolidated financial statements, effective January 1, 2002, the Company ceased amortization of its goodwill on adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ PricewaterhouseCoopers LLP

February 14, 2003
San Jose, California

FIBERSTARS, INC.

CONSOLIDATED BALANCE SHEETS

December 31,

(amounts in thousands except share amounts)

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$4,254	$231
Accounts receivable, net of allowances for doubtful accounts of $357 in 2003 and	5,610	5,208
$435 in 2002
Notes and other receivables	143	239
Inventories, net	6,618	6,808
Prepaids and other current assets	246	343

Total current assets	16,871	12,829
Fixed assets, net	2,634	2,581
Goodwill, net	4,190	4,032
Intangibles, net	306	462
Other assets	118	197

Total assets	$24,119	$20,101

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,205	$2,011
Accruals and other current liabilities	2,413	2,117
Bank overdraft	—	691
Short-term bank borrowings	30	593

Total current liabilities	4,648	5,412
Long-term bank borrows and liabilities	521	449

Total liabilities	5,169	5,861

Commitments and contingencies (Note 8)

Shareholders’ Equity
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2003 and 2002
Issued and outstanding: no shares in 2003 and 2002
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2003 and 2002
Issued and outstanding: 6,316,694 shares in 2003 and 4,667,321 shares in 2002	1	1
Additional paid-in capital	24,531	19,611
Notes receivable from shareholder	(224)	(75)
Accumulated other comprehensive income (loss)	428	(119)
Accumulated deficit	(5,786)	(5,178)

Total shareholders’ equity	18,950	14,240

Total liabilities and shareholders’ equity	$24,119	$20,101

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,

(amounts in thousands except per share amounts)

	2003	2002	2001

Net sales	$27,238	$30,960	$29,053
Cost of sales	16,897	19,486	17,606

Gross profit	10,341	11,474	11,447
Operating expenses:
Research and development	1,279	2,290	2,764
Sales and marketing	7,188	7,907	8,371
General and administrative	2,435	2,709	3,627

Total operating expenses	10,902	12,906	14,762

Loss from operations	(561)	(1,432)	(3,315)
Other income (expense):
Equity in joint venture’s income	6	16	15
Interest and other income	80	41	41
Interest expense	(119)	(66)	(122)

Loss before income taxes	(594)	(1,441)	(3,381)
Benefit from (provision for) income taxes	(14)	(2,078)	1,253

Net loss	$(608)	$(3,519)	$(2,128)

Net loss per share — basic and diluted	$(0.10)	$(0.70)	$(0.45)
Weight average common shares — basic and diluted	5,993	5,028	4,756

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31,

(amounts in thousands)

	2003	2002	2001

Net loss	$(608)	$(3,519)	$(2,128)
Other comprehensive loss:
Foreign currency translation adjustments	870	444	(192)
Income tax benefit (provision)	(323)	(164)	71

Comprehensive loss	$(61)	$(3,239)	$(2,249)

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2003, 2002 and 2001

(amounts in thousands)

				Notes	Accumulated	(Accumulated
			Additional	Receivable	Other	Deficit)
	Common Stock		Paid-In	From	Comprehensive	Retained
	Shares	Amount	Capital	Shareholder	Loss	Earnings	Total

Balances, December 31, 2000	4,288	$1	$18,443	$(75)	$(278)	$469	$18,560
Exercise of common stock options	28		81				81
Issuance of common stock under employee stock purchase plan	12		39				39
Foreign currency translation adjustment					(121)		(121)

Net loss						(2,128)	(2,128)
Balances, December 31, 2001	4,328	1	18,563	(75)	(399)	(1,659)	16,431
Issuance of common stock—private placement	329		972				972
Non-employee stock-based compensation			48				48
Issuance of common stock under employee stock purchase plan	10		28				28
Foreign currency translation adjustment					280		280
Net loss						(3,519)	(3,519)

Balances, December 31, 2002	4,667	1	19,611	(75)	(119)	(5,178)	14,240
Issuance of common stock—private placement	1,350		3,730				3,730
Non-employee stock-based compensation			27				27
Issuance of common stock under employee stock purchase plan	8		23				23
Issuance of common stock under employee stock purchase plan	292		1,140	(224)			916
Note receivable from shareholder				75			75
Foreign currency translation adjustment					547		547
Net loss						(608)	(608)

Balances, December 31, 2003	6,317	$1	$24,531	$(224)	$428	$(5,786)	$18,950

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,

(amounts in thousands)

	2003	2002	2001

Cash flows from operating activities

Net loss	$(608)	$(3,519)	$(2,128)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	961	1,086	1,426
Provision for doubtful accounts receivable	(22)	78	274
Non-employee stock-based compensation	—	48	—
Deferred income taxes	—	2,035	(808)
Equity in joint venture	6	(16)	(15)
Changes in assets and liabilities:
Accounts receivable, trade	(238)	(314)	2,210
Inventories	398	(1,239)	218
Prepaid and other current assets	219	334	(213)
Other assets	73	150	(173)
Accounts payable	168	(344)	(1,101)
Accruals and other current liabilities	(28)	(171)	89

Total adjustments	1,537	1,647	1,907

Net cash provided by (used in) operating activities	929	(1,872)	(221)

Cash flows from investing activities:
Acquisition of fixed assets	(717)	(793)	(530)

Net cash used in investing activities	(717)	(793)	(530)

Cash flows from financing activities:
Proceeds from issuances of common stock, net	4,920	1,000	119
Repayment of loan made to shareholder	75	—	—
Loan made to shareholder	(224)	—	—
Proceeds from (repayments of) long-term bank borrowings	(26)	30	(38)
Net proceeds from short-term bank borrowings	(607)	492	93
Bank overdraft	(691)	691	—

Net cash provided by financing activities	3,447	2,213	174

Effect of exchange rate changes on cash	364	99	(69)

Net increase (decrease) in cash and cash equivalents	4,023	(353)	(646)
Cash and cash equivalents, beginning of year	231	584	1,230

Cash and cash equivalents, end of year	$4,254	$231	$584

Supplemental information:
Interest paid	$119	$42	$122
Fully depreciated assets disposed of	$—	$1,544	$—
Income taxes paid (received)	$—	$(636)	$276

The accompanying notes are an integral part of these financial statements

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations:

     Fiberstars, Inc. (the “Company”) develops and assembles lighting products using fiber optic technology for commercial lighting and swimming pool and spa lighting applications. The Company markets its products for worldwide distribution primarily through independent sales representatives, distributors and swimming pool builders.

2. Summary of Significant Accounting Policies:

     Basis of Presentation:

     The consolidated financial statements include the accounts of Fiberstars, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Certain prior period amounts have been reclassified to conform to the current year’s presentation.

     Use of Estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Estimates include, but are not limited to, the establishment of reserves for accounts receivable, sales returns, and warranty claims; the useful lives for property, equipment, and intangible assets, and stock-based compensation. Actual results could differ from those estimates.

     Cash Equivalents:

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Investments in Joint Ventures:

     The Company records its investments in joint ventures under the equity method of accounting.

     Fair Value of Financial Instruments:

     Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of long-term debt obligations also approximates fair value.

     Revenue Recognition:

     The Company recognizes revenue upon: (1) receipt of a purchase order from the customer or completion of a sales agreement with the customer; (2) shipment of the product has occurred or services have been provided; and (3) the sales price is fixed or determinable and collectibility is reasonably assured. Revenue from product sales is generally recognized upon shipment, and allowances are provided for estimated returns, discounts and warranties. Such allowances are adjusted periodically to reflect actual and anticipated returns, discounts and warranty expenses. Revenue on sales that includes services such as design, integration and installation is generally recognized using the percentage-of-completion method. Under the percentage-of-completion method, revenue recognized reflects the portion of the anticipated contract revenue that has been earned, equal to the ratio of labor costs expended to date to anticipated final labor costs, based on current estimates of labor costs to complete the project. The Company’s products are generally subject to warranties, and the Company provides for the estimated future costs of repair, replacement or customer accommodation in costs of sales. Fees for research and development services are determined on a cost-plus basis and are recognized as revenue when performed.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company recognizes shipments to pool lighting distributors as revenue upon shipment. Estimated sales returns are recorded upon recognition of revenues from distributors having rights of return, including exchange rights for unsold products. Shipments made to commercial lighting representatives and distributors are also recognized as revenue upon shipment because in these instances the representative or distributor is acting as a pass-through agent to a specific lighting project for which the Company has an existing contract or purchase order.

     Inventories:

     The Company states inventories at the lower of standard cost (which approximates actual cost determined using the first-in-first-out method) or market. The Company establishes provisions for excess and obsolete inventories after evaluation of historical sales, current economic trends, forecasted sales, product lifecycles and current inventory levels. Charges to cost of sales for excess and obsolete inventories amounted to $128,000, $201,000 and $155,000 in 2003, 2002 and 2001, respectively.

     Accounts Receivable:

     The Company’s customers are currently concentrated in the United States and Europe. In the normal course of business, the Company extends unsecured credit to its customers related to the sale of its products. Typical credit terms require payment within 30 days from the date of delivery or service. The Company evaluates and monitors the creditworthiness of each customer on a case-by-case basis. The Company provides allowances for sales returns and doubtful accounts based on its continuing evaluation of its customers’ ongoing requirements and credit risk. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not require collateral from its customers.

     Income Taxes:

     As part of the process of preparing its consolidated financial statements, the Company is required to estimate its income tax liability in each of the jurisdictions in which it does business. This process involves estimating the Company’s income tax liability in each of the jurisdictions in which it does business. This process involves estimating the Company’s actual current tax expense together with assessing temporary differences resulting form differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. The Company must then assess the likelihood that these deferred tax assets will be recovered from future taxable income and, to the extent the Company believe that recovery is not more likely than not, or is unknown, the Company must establish a valuation allowance.

     Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against such deferred tax assets. At December 31, 2003, the Company’s deferred tax assets primarily consist of certain net operating losses carried forward. The Company has recorded a full valuation allowance of $2,596,000 against these deferred tax assets, due to uncertainties related to its ability to utilize those deferred tax assets,. The valuation allowance is based on estimates of taxable income by jurisdiction and the periods over which its deferred tax assets could be recoverable.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Long-lived Assets:

     Goodwill represents the excess of acquisition cost over the fair value of tangible and identified intangible net assets of the businesses acquired. Goodwill is no longer amortized, but is subjected to an annual impairment test. Intangible assets from acquisitions are stated at cost and are amortized on a straight-line basis over the estimated life of the assets acquired, but in no case for a period longer than 10 years. Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets (two to five years). Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the lease term, whichever is shorter, generally 3 to 7 years. When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required.

     Certain Risks and Concentrations:

     The Company invests its excess cash in deposits and high-grade short-term securities with two major banks. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At times the cash balances could exceed the amounts insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk of loss.

     The Company sells its products primarily to commercial lighting distributors and residential pool distributors and pool installation contractors in North America, Europe and the Far East. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Although the Company maintains allowances for potential credit losses that it believes to be adequate, a payment default on a significant sale could materially and adversely affect its operating results and financial condition. At December 31, 2003, one customer accounted for 14% of accounts receivable and at December 31, 2002, the same customer accounted for 13% of accounts receivable. The customer also accounted for 11%, 9% and 8% of net sales in 2003, 2002 and 2001, respectively.

     The Company currently buys all of its small diameter stranded fiber, the main component of most of its products, from one supplier. There are a limited number of fiber suppliers, and even if an alternative supplier were obtained, a change in suppliers could cause delays in manufacturing and a possible loss of sales which would adversely affect operating results.

     The Company also relies on sole source suppliers for certain lamps, reflectors, remote control devices and power supplies. Although the Company cannot predict the effect that the loss of one or more of such suppliers would have on the Company, such loss could result in delays in the shipment of products and additional expenses associated with redesigning products and could have a material adverse effect on the Company’s operating results.

     Research and Development:

     Research and development costs are charged to operations as incurred. In 2000 the Company received a federal grant from the National Institute of Standards and Technology (“NIST”) for to $2,000,000 over three years for research and development of large core fiber for lighting purposes. This award provided the Company with $520,000 in funding for the eleven-month period beginning November 2000 and ended September 2001 and $914,000 for the one-year period ended September 2002, and $566,000 for the one-year period ending September 2003. The Company records the amount of NIST funding for each period as a credit to research and development expense. During the Company’s fiscal years ended December 31, 2003, 2002 and 2001, amounts of $507,000, $874,000 and $543,000 were recorded respectively, as a credit to research and development expenses under the NIST grant. The accounting for the NIST contract is subject to independent audit at the end of the contract for the award year ending September 30, 2003.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In February 2003, DARPA awarded the Company and its partners a research and development contract for the development of next generation light sources, optics, luminaire and integrated illuminated technologies for its High Efficiency Distributed Lighting (“HEDLight”) project. The DARPA contract calls for payments of $6,818,000 to the Company over three years based on achievement of various research and development milestones. On April 10, 2003 the Company announced that it and APL Engineered Materials, a subsidiary of Advanced Lighting Technologies Inc. (“ADLT”), were awarded a further $2.7 million research and development contract from the DARPA to develop a new arc discharge light source. The Company will receive $300,000 of this amount for its portion of this research. APL Engineered Materials will lead the light source project. The contract provided the company $1,463,000 in funding for the fiscal year 2003, net of subcontractor fees. The Company records the amount of DARPA funding for each period as a credit to research and development expense. The milestones are for work performed in developing fiber optic illuminators and fixtures for installation on ships and aircraft. Funds for the first year have congressional budget approval and funds for subsequent years are subsequent to budget approval for those years.

     Earnings Per Share:

     Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares upon exercise of stock options.

     A reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share is provided as follows (in thousands, except per share amounts) :

	Years Ended December 31,

	2003	2002	2001

Numerator — Basic and Diluted earnings (loss) per share
Net loss	$(608)	$(3,519)	$(2,128)
Denominator — Basic and Diluted earnings (loss) per share
Weighted average shares outstanding	5,993	5,028	4,756
Basic and diluted loss per share	$(0.10)	$(0.70)	$(0.45)

     The shares outstanding used for calculating basic and diluted earnings (loss) per share includes 445,000 shares of common stock issuable for no cash consideration upon exercise of certain exchange provisions of warrants held by ADLT.

     Options and warrants to purchase 1,989,017 shares, 1,598,076 shares and 1,529,678 shares of common stock were outstanding at December 31, 2003, 2002 and 2001, respectively, but were not included in the calculations of diluted earnings (loss) per share because the Company had a loss for these years.

     Stock-Based Compensation:

     As of December 31, 2003, the Company has four stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts):

	Years Ended December 31,

	2003	2002	2001

Net Loss — as reported	$(608)	$(3,519)	$(2,128)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(527)	(699)	(488)
Net Loss — Pro forma	$(1,135)	$(4,218)	$(2,616)
Basic and Diluted Loss Per Share — As reported	$(0.10)	$(0.70)	$(0.45)
Basic and Diluted Loss Per Share — Pro forma	$(0.19)	$(0.84)	$(0.55)

     The fair value of each option grant and stock purchase plan grant combined is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001:

	2003	2002	2001

Fair value of options issued	$1.65	$2.53	$1.89
Exercise price	$5.04	$4.46	3.69
Expected life of option	3.93 years	3.90 years	3.65 years
Risk-free interest rate	3.87%	4.19%	4.61%

Expected volatility	48%	72%	67%

     Foreign Currency Translation:

     The Company’s international subsidiaries use their local currencies as their functional currencies. For those subsidiaries, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included as a component of interest income and other. Gains and losses from foreign currency translation are included as a separate component of comprehensive income.

     Advertising Expenses:

     The Company expenses the costs of advertising as incurred. Advertising expenses were $119,000, $203,000 and $13,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Product warranties:

     The Company warrants finished goods against defects in material and workmanship under normal use and service for periods of one to three years for illuminators and fiber. A liability for the estimated future costs under product warranties is maintained based on estimated future warranty expense for products outstanding under warranty:

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended
	December 31,

	(in thousands)
	2003	2002

Balance at the beginning of the year	$260	220
Accruals for warranties issued during the year	637	619
Accruals related to pre-existing warranties (including changes in estimates)	—	—
Settlements made during the year (in cash or in kind)	(567)	(579)

Balance at the end of the year	$330	$260

     Recent Pronouncements:

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”), No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and the testing for impairment of existing goodwill and other intangibles. The Company adopted SFAS No. 142 effective January 1, 2002 (see Note 5 of the Notes to Consolidated Financial Statements).

     In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board, or APB, Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business. The provisions of SFAS No. 144 were adopted by the Company as of January 1, 2002.

     In November 2001, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” EITF No. 01-09 requires recording certain consideration paid to distributors of the Company’s products as a reduction of revenue. The provisions of EITF No. 01-09 were adopted by the Company beginning January 1, 2002. The Company has incurred no change as a result of adopting EITF No. 01-09.

     In June 2002, FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities”. SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The Company adopted the provisions of SFAS 146 effective for exit or disposal activities initiated after December 31, 2002. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

     In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has adopted the disclosure provisions of FIN 45 relating to product warranty effective for the year ended December 31, 2002.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2002. The Company has adopted the provisions of EITF Issue No. 00-21.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods ending after December 15, 2002. The Company has adopted the disclosure requirements of SFAS 148 as of December 31, 2002 (see Note 2 of the Notes to Consolidated Financial Statements).

     In January 2002, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2002. For variable interest entities created or acquired prior to February 1, 2002, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2002. The Company has adopted the provisions of FIN 46. The company is continuing to evaluate the impact of FIN 46-R and its related guidance for its adoption as of March 31, 2004. However, it is not expected to have a material impact on the company’s Consolidated Financial Statements .

     In May 2003, the FASB issued SFAS No.150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. It establishes classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS No. 150 must be classified as liabilities within the company’s Consolidated Financial Statements and be reported at settlement date value. The provisions of SFAS No. 150 are effective for (1) instruments entered into or modified after May 31, 2003, and (2) pre-existing instruments as of July 1, 2003. In November 2003, through the issuance of FSP 150-3, the FASB indefinitely deferred the effective date of certain provisions of SFAS No. 150, including mandatorily redeemable instruments as they relate to minority interests in consolidated finite-lived entities. The adoption of SFAS No. 150, as modified by FSP 150-3, did not have a material effect on the Consolidated Financial Statements.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Inventories (in thousands):

	December 31,

	2003	2002

Raw materials	$5,955	$5,959
Inventory reserve	(714)	(653)

Raw materials, net	5,241	5,306

Finished goods	1,377	1,502

	$6,618	$6,808

4. Fixed Assets (in thousands):

	December 31,

	2003	2002

Equipment (useful life 5 years)	$3,602	$3,258
Tooling (useful life 2 - 5 years)	1,668	1,515
Furniture and fixtures (useful life 5 years)	213	199
Computer software (useful life 3 years)	253	226

Leasehold improvements (the shorter of useful life or lease life)	1,824	1,423

	7,560	6,621

Less accumulated depreciation and amortization	(4,926)	(4,040)

	$2,634	$2,581

     In 2002, the Company removed fixed assets no longer in service from its balance sheet. This resulted in a decrease in gross fixed asset value of $1,544,000 and a corresponding decrease in accumulated depreciation of $1,544,000.

5. Goodwill and Intangibles

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” effective January 1, 2002. The following table summarizes the impact of adopting SFAS 142 on the net loss and net loss per share for all periods reported in the accompanying Condensed Consolidated Financial Statements (in thousands, except per share amounts):

	2003	2002	2001

Reported net loss	$(608)	$(3,519)	$(2,128)
Add back: goodwill amortization	—	—	220

Adjusted net loss	$(608)	$(3,519)	$(1,908)

Basic and diluted loss per share:
Reported net loss per share	$(0.10)	$(0.70)	$(0.45)
Goodwill amortization per share	—	—	0.05

Adjusted net loss per share	$(0.10)	$(0.70)	$(0.40)

     As part of adopting SFAS 142 the Company reclassified certain intangibles from goodwill to intangibles. These amounts were based on an analysis of the asset value of the Unison acquisition performed at the time of the Unison acquisition in January 2000. The after-tax add-back of goodwill amortization for 2001 includes a gross amount of additional goodwill amortization of $280,000, calculated at historical rates and partially offset by $60,000, due to a change in the life of certain Unison intangibles from 10 years to 5 years effective January 2002.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In accordance with the provisions of SFAS 142 the Company performed the transitional goodwill impairment test prior to the end of the second quarter of 2002 and the annual impairment test in the fourth quarter of 2002 and 2003. The tests showed no impairment of the Company’s goodwill asset. In accordance with SFAS 142, goodwill is subject to an annual impairment test.

     The changes in the carrying amounts of goodwill and intangibles for the years ended December 31, 2002 and 2003 were as follows (in thousands):

		Goodwill			Intangibles

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Balance as of January 1, 2002	$6,261	$(1,724)	$4,537	$—	$—	$—
Reclassification	(770)	152	(618)	770	(152)	618
Amortization expense	—	—	—	—	(156)	(156)
Exchange rate			113

Balance as of December 31,
2002	$5,491	$(1,572)	$4,032	$770	$(308)	$462
Amortization expense	—	—	—	—	(156)	(156)
Exchange rate			158

Balance as of December 31,
2003	$5,491	$(1,572)	$4,190	$770	$(464)	$306

     Intangibles at December 31, 2003 include developed and core technology and patents with a gross carrying amount of $399,000 and $371,000, respectively, and accumulated amortization of $241,000 and $223,000, respectively. Intangibles at December 31, 2002 include developed and core technology and patents with a gross carrying amount of $399,000 and $371,000, respectively, and accumulated amortization of $160,000 and $148,000, respectively.

     The estimated annual amortization expense for intangibles is $156,000 for fiscal 2004 and $50,000 for each of fiscal 2005, 2006 and 2007.

6. Accruals and Other Current Liabilities (in thousands):

	December 31,

	2003	2002

Sales commissions and incentives	$846	$661
Accrued warranty expense	330	260
Accrued legal fees	148	169
Accrued employee benefits	218	285
Accrued rent	187	189
Accrued payables—related parties	417	120
Accrued DARPA payables	99	—
Others	168	433

	$2,413	$2,117

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Bank Borrowings:

     The Company has a $5,000,000 Loan and Security Agreement (Accounts Receivable and Inventory) dated December 7, 2001, with Comerica Bank bearing interest equal to prime plus 0.25% per annum computed daily or a fixed rate term option of LIBOR plus 3%. Borrowings under this Loan and Security Agreement are collateralized by the Company’s assets and intellectual property. Specific borrowings are tied to accounts receivable and inventory balances, and the Company must comply with certain covenants with respect to effective net worth and financial ratios. The Company had no borrowings against this facility as of December 31, 2003 and had borrowings of $416,000 as of December 31, 2002. As of December 31, 2003, the Company was not in conformity with the profit covenant, but has received a waiver to this covenant from the bank.

     The Company also has a $444,000 (in UK pounds sterling, based on the exchange rate at December 31, 2003) bank overdraft agreement with Lloyds Bank Plc through its UK subsidiary. There were no borrowings against this facility as of December 31, 2003 and December 31, 2002.

     As of December 31, 2003, the Company had a total borrowing of $475,000 (in Euros, based on the exchange rate effective as of December 31, 2003) against a note payable secured by real property owned by its German subsidiary. As of December 31, 2002, the Company had $475,000 borrowed against this note. Additionally, there is a revolving line of credit of $254,000 (in Euros, based on the exchange rate at December 31, 2003) with Sparkasse Neumarkt Bank. As of December 31, 2003, there were no borrowings against this facility and as of December 31, 2002 there was $142,000 in borrowings against this facility.

8. Commitments and Contingencies:

     The Company occupies manufacturing and office facilities under non-cancelable operating leases expiring in 2006 under which it is responsible for related maintenance, taxes and insurance. Minimum lease commitments under the leases are as follows (in thousands) :

Minimum lease
Year ending December 31,	commitments

2004	$1,061
2005	1,082
2006	808

Total minimum lease payments	$2,951

     These leases included certain escalation clauses and thus rent expense was recorded on a straight-line basis. Rent expense approximated $891,000, $926,000 and $1,014,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     At December 31, 2003, a letter of credit in the amount of $350,000 was held by the Company on behalf of Sparkasse Neumarkt Bank. The letter of credit would be drawn against the Company’s line of credit facility with Comerica Bank in the event of a default by the Company’s German subsidiary, LBM, on its outstanding loan with Sparkasse Neumarkt Bank.

     The Company is not currently a party to any material legal proceedings.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Shareholders’ Equity:

     Common Stock:

     The notes receivable from shareholders for common stock bear interest at a rate of 9% and are payable ten years from the date of issuance. The Company does not recognize interest on these notes receivable until it is received.

     Under the terms of certain agreements with the Company, the holders of approximately 1,818,000 shares of common stock have certain demand and piggyback registration rights. All registration expenses generally are borne by the Company.

     Warrants:

     As part of the acquisition of Unison, the Company provided ADLT with warrants to purchase one million shares of the Company’s common stock exercisable at one penny per share. These warrants may not be exercised until the price of the Company’s common stock reaches certain trading levels on the Nasdaq National Market, as follows: 250,000 will be exercisable when the price of the Company’s common stock reaches $6.00; 250,000 when the price of the Company’s common stock reaches $8.00; 250,000 when the price of the Company’s common stock reaches $10.00; and 250,000 when the price of the Company’s common stock reaches $12.00. These prices must be maintained as an average over at least 30 days. In addition, certain sales milestones must be reached on products developed from Unison technology before the warrants can be exercised. At ADLT’s option, the warrants may be exchanged by ADLT, regardless of their exercisability, for up to 445,000 newly issued shares of common stock. The warrants expire in January 2010.

     As part of the acquisition of Lightly Expressed, the Company granted the Lightly Expressed shareholders warrants to purchase 100,000 shares which may be exercised in three years if certain operating profits from sales of the products acquired are met. There were 50,000 warrants exercisable as of December 31, 2003.

     On June 17, 2003, the Company entered into a securities purchase agreement to sell up to 1,350,233 shares of Common Stock and warrants to purchase 405,069 shares of Common Stock for an aggregate purchase price of $4,388,250 in a two-stage private placement. The first stage of the private placement, involving the sale of 923,078 shares of Common Stock and warrants to purchase 276,922 shares of Common Stock, closed on June 17, 2003 with the Company receiving net proceeds of $2,769,000 (net of fees and expenses). The second stage of the private placement, involving the sale of 427,155 shares of Common Stock and warrants to purchase 128,147 shares of Common Stock, closed on August 18, 2003 with the Company receiving net proceeds of $1,043,000 (net of fees and expenses). As required by Nasdaq Marketplace Rules, the issuance and sale of the shares and warrants in the second stage were subject to shareholder approval because the price was less than the greater of book or market value per share and amounted to 20% or more of the Company’s Common Stock. The shareholders approved the issuance and sale of the shares and warrants in the second stage at a special meeting of shareholders held on August 12, 2003. For both stages, the purchase price of the Common Stock was $3.25 per share, which was a 12.5% discount on the 10-day average price as of June 1, 2003. The warrants have an initial exercise price of $4.50 per share and a life of 5 years. The warrants were valued at $641,000 and $297,000 for the first and second stages, respectively, based on a Black-Scholes calculation as of the June 17, 2003 and August 18, 2003 closing dates and under EITF 00-19 were included at those values in long term liabilities at the time of each closing. The balance of the net proceeds was accounted for as additional paid in capital. Under EITF 00-19, the Company marked-to-market the value of the warrants at the end of each accounting period until the registration statement for the shares and warrants was declared effective by the Securities and Exchange Commission (“SEC”) on September 24, 2003. Once the registration statement for the shares and warrants was declared effective, the warrant value on the effective date was reclassified to equity as additional paid in capital. As a result of the change in value of the warrants from the first stage from the closing date to the end of the second quarter on June 30, 2003, the Company realized a benefit of $8,000 which was included in other income in the Condensed Consolidated Statement of Operations in the second quarter of 2003. As a result of the change in value of the first stage warrants from June 30, 2003 and the second stage warrants from the second closing date to September 30, 2003, the Company realized a benefit of $15,000 which was included in other income in the Condensed Consolidated Statement of Operations in the third quarter of 2003. The Company is subject to certain indemnity provisions included in the stock purchase agreement entered into as part of the financing. In December 2003, the Company also issued warrants to purchase 81,104 shares of common stock to the firm Merriman Curhan and Ford & Co. as compensation as placement agent for the private placement. These warrants have the same terms as the warrants issued in the private placement.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In a private placement in March 2002, the Company sold 328,633 shares of common stock for $972,000, net of fees and expenses of $28,000. In addition, each purchaser was issued a warrant to purchase a number of shares of the Company’s common stock equal to 20% of the number of shares of common stock purchased by such purchaser in the offering. The purchase price of the common stock was $3.00 per share, which was based on an 8.8% discount on the 10-day average price as of March 14, 2002. The purchase price of the common stock for insiders who participated in the offering was $3.35, which was the higher of (1) the price on the closing date or (2) the 10-day average price as of March 14, 2002, plus a $.03 premium because of the issuances of the warrants. The warrants have an initial exercise price of $4.30 per share, with a life of 5 years.

     Warrant activity comprised:

		Warrants
		Outstanding	Warrants
	Shares	Exercise Price	Exercisable	Amount

				(in thousands)
Balance, December 31, 2000	1,100,000	$2.00 - 6.00	—	$3,000
Warrants granted	—	2.00 - 6.00	—	—

Balance, December 31, 2001	1,100,000	2.00 - 6.00	—	3,000
Warrants granted	65,726	4.30	65,726	283

Balance, December 31, 2002	1,165,726	2.00 - 6.00	65,726	3,283
Warrants granted	486,173	4.50	276,922	1,265
Warrants cancelled	(50,000)	6.00	50,000	(300)
Balance, December 31, 2003	1,601,899	$ $ 2.00 - 6.00	392,648	$4,248

     1988 Stock Option Plan:

     Upon adoption of the 1994 Stock Option Plan (see below), the Company’s Board of Directors determined to make no further grants under the 1988 Stock Option Plan (the 1988 Plan). Upon cancellation or expiration of any options granted under the 1988 Plan, the related reserved shares of common stock will become available instead for options granted under the 1994 Stock Option Plan.

     1994 Directors’ Stock Option Plan:

     At December 31, 2003, a total of 400,000 shares of common stock had been reserved for issuance under the 1994 Directors’ Stock Option Plan. The plan provides for the granting of nonstatutory stock options to non-employee directors of the Company.

     1994 Stock Option Plan:

     At December 31, 2003, an aggregate of 1,550,000 shares of the Company’s common stock had been reserved for issuance under the 1994 Stock Option Plan to employees, officers, and consultants at prices not lower than the fair market value of the common stock of the Company on the date of grant in the case of incentive stock options, and not lower than 85% of the fair market value on the date of grant in the case of non-statutory stock options. Options granted may be either incentive stock options or nonstatutory stock options. The plan administrator (the Board of Directors or a committee of the Board) determines the terms of options granted under the plan including the number of shares subject to the option, exercise price, term and exercisability.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Activity Under the Stock Option Plans: Option activity under all plans comprised:

	Options		Weighted
	Available	Number of Shares	Average Exercise
	For Grant	Outstanding	Price Per Share

	(in thousands)	(in thousands)
Balance, December 31, 2000	93	1,668	$4.74
Granted	(85)	85	$3.83
Cancelled	195	(195)	$4.85
Exercised	—	(28)	$2.93

Balance, December 31, 2001	203	1,530	$4.74
Granted	(418)	418	$4.41
Cancelled	516	(516)	$5.00
Exercised	—	—	—

Balance, December 31, 2002	301	1,432	$4.57
Granted	(369)	369	$4.41
Cancelled	123	(123)	$3.62
Exercised		(291)	—
Balance, December 31, 2003	55	1,387	$4.87

     At December 31, 2003, 2002 and 2001, options to purchase 1,005,466 shares, 1,100,102 shares and 1,147,007 shares of common stock, respectively, were exercisable at weighted average fair values of $4.86, $4.54 and $4.67, respectively.

				OPTIONS CURRENTLY
	OPTIONS OUTSTANDING			EXERCISABLE

					Weighted
	Number of	Weighted	Weighted		Average
Range of	Shares	Average Remaining	Average	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Price

	(in thousands)	(in years)		(in thousands)
$3.00 - $3.95	421	5.1	$3.65	205	$3.57
$4.00 - $4.88	417	2.3	$4.52	360	$4.51
$5.13 - $5.88	287	4.2	$5.50	312	$5.46
$6.25 - $7.23	262	4.7	$6.91	128	$6.83

	1,387			1,005

     1994 Employee Stock Purchase Plan:

     At December 31, 2003, a total of 100,000 shares of common stock had been reserved for issuance under the 1994 Employee Stock Purchase Plan. The plan permits eligible employees to purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company’s common stock at the beginning or end of the offering period. Employees may end their participation at any time during the offering period, and participation ends automatically on termination of employment with the Company. At December 31, 2003, 82,214 shares had been issued under this plan.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Shareholder Rights Plan

     On September 12, 2001, the Board of Directors of Fiberstars, Inc. declared a dividend distribution of one “Right” for each outstanding share of common stock of the Company to shareholders of record at the close of business on September 26, 2002. One Right will also attach to each share of common stock issued by the Company subsequent to such date and prior to the distribution date defined below. With certain exceptions, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock, designated as Series A Participating Preferred Stock, at a price of $30.00 per one one-thousandth of a share, subject to adjustment. The Rights were distributed as a non-taxable dividend and expire ten years from the date of the Rights Plan. In general, the Rights will become exercisable and trade independently from the common stock on a distribution date that will occur on the earlier of (i) the public announcement of the acquisition by a person or group of 15% or more of the common stock or (ii) ten days after commencement of a tender or exchange offer for the common stock that would result in the acquisition of 15% or more of the common stock. Upon the occurrence of certain other events related to changes in ownership of the common stock, each holder of a Right would be entitled to purchase shares of common stock, or an acquiring corporation’s common stock, having a market value of twice the exercise price. Under certain conditions, the Rights may be redeemed at $0.001 per Right by the Board of Directors. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 20, 2002 between the Company and Mellon Investor Services LLC, as rights agent.

10. Income Taxes:

The components of the benefit from (provision for) income taxes are as follows (in thousands) :

	Years Ended December 31,

	2003	2002	2001

Current:
Federal	$—	$—	$551
Foreign	(14)	(43)	(105)
State	—	—	(1)

	(14)	(43)	445
Deferred:
Federal	—	(1,605)	910
State	—	(430)	(102)

	—	(2,035)	808

Benefit from (provision for) income taxes	$(14)	$(2,078)	$1,253

     The following table shows the geographic components of pretax income (loss) between U.S. and foreign subsidiaries:

	December 31,

	2003	2002	2001

U.S.	$(788)	$(2,021)	$(3,568)
Foreign subsidiaries	194	580	187

	$(594)	$(1,441)	$(3,381)

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The principal items accounting for the difference between income taxes computed at the United States statutory rate and the benefit from (provision for) income taxes reflected in the statements of operations are as follows:

		December 31,

	2003	2002	2001

United States statutory rate	34.0%	34.0%	34.0%
State Taxes (net of federal tax benefit)	5.5%	5.5%	5.5%
Valuation allowance	(39.5)	(181.1)%	—
Other	(2.3)%	(2.7)%	(2.4)%

	(2.3)%	(144.3)%	37.1%

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset are as follows (in thousands) :

	December 31,

	2003	2002

Allowance for doubtful accounts	$118	$149
Accrued expenses and other reserves	571	989
Tax credits	155	235
Net operating loss	1,519	836
Other	233	—

Total deferred tax asset	2,596	2,209
Valuation allowance	(2,596)	(2,209)

Net deferred tax asset	$—	$—

     The deferred tax asset has been fully reserved by management in accordance with FASB 109 since management cannot forecast when the tax loss carryforwards will be realized.

     As of December 31, 2003, the Company has net operating loss carryforward of approximately $4.2 million and $1.3 million for federal and state income tax purposes, respectively. If not utilized, these carryforwards will begin to expire in 2020 for federal and 2008 for state purposes.

     Under the Internal Revenue Code Section 382, the amounts of and benefits from net operating losses carryforwards may be impaired in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

11. Segments and Geographic Information:

     The Company has two primary product lines: the pool and spa lighting product line and the commercial lighting product line, each of which markets and sells fiber optic lighting products. The Company markets its products for worldwide distribution primarily through independent sales representatives, distributors and swimming pool builders in North America, Europe and the Far East.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of geographic sales is as follows (in thousands) :

	Years Ended December 31,

	2003	2002	2001

U.S. Domestic	$19,171	$22,978	$21,298
Other Countries	8,067	7,982	7,755
	$27,238	$30,960	$29,053

     A summary of geographic long-lived assets (fixed assets and goodwill) is as follows (in thousands) :

	December 31,

	2003	2002

U.S. Domestic	$5,081	$5,501
Germany	1,897	1,418
Other Countries	152	156

	$7,130	$7,075

A summary of sales by product line is as follows (in thousands) :

	Years Ended December 31,

	2003	2002	2001

Pool and Spa Lighting	$14,888	$17,925	$14,294
Commercial Lighting	12,350	13,035	14,759

	$27,238	$30,960	$29,053

12. Employee Retirement Plan:

     The Company maintains a 401(k) profit sharing plan for its employees who meet certain qualifications. The Plan allows eligible employees to defer up to 15% of their earnings, not to exceed the statutory amount per year on a pretax basis through contributions to the Plan. The Plan provides for employer contributions at the discretion of the Board of Directors; however, no such contributions were made in 2003, 2002 or 2001.

13. Related Party Transactions:

     In previous years, the Company advanced amounts to certain officers by way of promissory notes. The notes are collateralized by certain issued or potentially issuable shares of the Company’s common stock. The notes bear interest at rates ranging from 6% to 8% per annum and are repayable at various dates through 2004. At December 31, 2003 and 2002, $16,000 and $62,000 was outstanding under the notes, respectively. At December 31, 2003, $4,000 was included in other assets and $12,000 was included in notes receivable and other assets. At December 31, 2002, $34,000 was included in other assets and $28,000 was included in notes receivable and other assets. In the second quarter of 2003, the Company took a charge of $27,000 in relation to renewing options held by a certain director that had expired.

FIBERSTARS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of December 31, 2003, ADLT was a holder of approximately 20% of the Company’s outstanding Common Stock. In January 2000, the Company executed the Mutual Supply Agreement with ADLT under which the Company buys certain lamps and components for its illuminators and through which the Company sells its finished products to ADLT. The terms of this agreement provide for specified pricing on products purchased from and sold to ADLT. The Company has purchased, and continues to purchase, components from ADLT under the terms of this agreement. Also, in January 2000, the Company entered into a Development Agreement with Unison, a wholly owned subsidiary of ADLT, under which the Company provided development services for which it received $2 million in fees from October 1999 through January 2001. In exchange, the Company pays royalties on the sales of products these technologies produce at a rate of 3% for the first five years, 2% for the next two years and 1% for the next three years, after which the Company assumes exclusive royalty-free rights to these products.

     The Company had sales to ADLT under terms of the Mutual Supply Agreement and prior supply agreements of $156,000 during 2003, $345,000 during 2002 and $484,000 during 2001. Purchases were made from ADLT under these agreements with the Company along with royalties paid amounted to $657,000 in 2003, $1,207,000 in 2002 and $904,000 in 2001. Accounts receivable from ADLT were $39,000 and $79,000 at December 31, 2003 and 2002, respectively. Accounts payable due to ADLT were $117,000 and $105,000 at December 31, 2003 and 2002, respectively.

FINANCIAL INFORMATION

FOR THE THREE MONTHS ENDING MARCH 31, 3004

FIBERSTARS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31,	December 31,
	2004	2003

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,648	$4,254
Accounts receivable trade, net	7,791	5,610
Notes and other accounts receivable	97	143
Inventories, net	6,811	6,618
Prepaids and other current assets	651	246

Total current assets	16,998	16,871

Fixed assets, net	2,594	2,634
Goodwill, net	4,167	4,190
Intangibles, net	267	306
Other assets	137	118

Total assets	$24,163	$24,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,381	$2,205
Accrued liabilities	1,681	2,413
Short-term bank borrowings	163	30

Total current liabilities	4,225	4,648
Other long-term liabilities	37	46
Long-term bank borrowings	458	475

Total liabilities	4,720	5,169

Commitments and contingencies (Note 11)

Shareholders’ Equity
Common stock		1
Additional paid-in capital	25,531	24,531
Note receivable from shareholder	—	(224)
Accumulated other comprehensive income	450	428

Accumulated deficit	(6,539)	(5,786)

Total shareholders’ equity	19,443	18,950

Total liabilities and shareholders’ equity	$24,163	$24,119

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months
	ended March 31,

	2004	2003

Net sales	$6,008	$5,879
Cost of sales	3,907	3,833

Gross profit	2,101	2,046

Operating expenses:

Research and development	270	200
Sales and marketing	1,977	1,748
General and administrative	623	664

Total operating expenses	2,870	2,612

Loss from operations	(769)	(566)
Other income (expense):
Non-operating income	15	—
Interest income (expense), net	(9)	(32)

Loss before income taxes	(763)	(598)
Provision for income taxes	(1)	(24)

Net loss	$(764)	$(622)

Net loss per share – basic and diluted	$(0.11)	$(0.12)

Weighted average common shares – basic and
diluted	7,052	5,112

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(amounts in thousands) (unaudited)

	Three months
	ended March 31,

	2004	2003

Net loss	$(764)	$(622)

Other comprehensive income (loss) net of tax:
Foreign currency translation adjustment	34	108
Provision for income taxes	(12)	(29)

Comprehensive loss	$(742)	$(543)

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended March 31,

	2004	2003

Cash flows from operating activities:
Net loss	$(764)	$(622)
Adjustments to reconcile net loss to net cash provided
by (used in) operating activities:
Depreciation and amortization	233	169
Provision for doubtful accounts receivable	15	—
Changes in assets and liabilities:
Accounts receivable	(2,161)	(1,499)
Notes and other receivables	43	145
Inventories	(193)	27
Prepaids and other current assets	(400)	(92)
Other assets	(19)	25
Accounts payable	150	(360)
Accrued liabilities	(663)	(533)

Total adjustments	(2,995)	(2,118)
Net cash used in operating activities	(3,759)	(2,740)

Cash flows from investing activities:
Acquisition of fixed assets	(163)	(29)

Net cash used in investing activities	(163)	(29)

Cash flows from financing activities:
Cash proceeds from exercise of stock options	1,000	—
Repayment of short-term bank borrowings and bank
overdraft	—	(692)
Proceeds from short-term bank borrowings and bank
overdraft	88	3,167
Collection of loan made to shareholder	224	75
Other long term liabilities	—	66

Net cash provided by financing activities	1,312	2,616

Effect of exchange rate changes on cash	4	110

Net decrease in cash and cash equivalents	(2,606)	(43)
Cash and cash equivalents, beginning of period	4,254	231

Cash and cash equivalents, end of period	$1,648	$188

The accompanying notes are an integral part of these financial statements.

FIBERSTARS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Summary of Significant Accounting Policies

Interim Financial Statements (unaudited)

     Although unaudited, the interim financial statements in this report reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of financial position, results of operations and cash flows for the interim periods covered and of the financial condition of Fiberstars, Inc. (the “Company”) at the interim balance sheet dates. These unaudited consolidated financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission. Certain information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to such rules and regulations. The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year or any other quarter in the year ending December 31, 2004. These unaudited financial statements should be read in conjunction with the December 31, 2003 audited consolidated financial statements included in this registration statement.

Year-end Balance Sheet

     The year-end balance sheet information was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) generally accepted accounting principles. These financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2003, contained in the Company’s 2003 Annual Report on Form 10-K.

Foreign Currency Translation

     The Company’s international subsidiaries use their local currency as their functional currency. For those subsidiaries, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded to a separate component of shareholders’ equity.

Earnings Per Share

     Basic earnings per share (“EPS”) is computed by dividing income available to shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares upon exercise of stock options and warrants.

     A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (unaudited, in thousands, except per share amounts):

	Three months
	ended March 31,

	2004	2003

Numerator—Basic and Diluted EPS
Net income (loss)	$(764)	$(622)
Denominator—Basic and Diluted EPS
Weighted average shares outstanding	7,052	5,112

Basic and Diluted net income (loss) per share	$(0.11)	$(0.12)

FIBERSTARS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

     The shares outstanding used for calculating basic and diluted EPS include 680,000 shares of common stock issuable for very little consideration upon of warrants held by Advanced Lighting Technologies, Inc. (“ADLT”). ADLT has a present contractual obligation to exercise those warrants as to 518,000 shares and transfer them to a certain liquidating trust known as the ADLT Class 7 Liquidating Trust which was formed in January 2004 after ADLT emerged from Chapter 11 bankruptcy protection.

     At March 31, 2004, options and warrants to purchase 1,661,000 shares of common stock were outstanding, but were not included in the calculation of diluted EPS because their inclusion would have been antidilutive. Options to purchase 2,165,000 shares of common stock were outstanding at March 31, 2003, but were not included in the calculation of diluted EPS for the three months ended March 31, 2003 because their inclusion would have been antidilutive.

Stock Based Compensation

     The Company accounts for stock-based compensation plans under the intrinsic value-based recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The Company accounts for stock based compensation to non-employees using Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“Statement”) No. 123, Accounting for Stock Based Compensation. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 pursuant to the disclosure provisions required by FASB Statement No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure to stock-based employee compensation.

(in thousands, except per share amounts):

	Three months
	ended March 31,

	2004	2003

Net income (loss)	$(764)	$(622)
Add: Stock-based employee compensation expense
included in reported net income (loss), net of related tax
effects	—	—

Deduct: Total stock-based employee compensation
expense determined under fair value based method for all
awards, net of tax related effects	(40)	(79)

Net Loss-Pro forma	(804)	(701)

Basic and Diluted net loss per share—As reported	$(0.11)	$(0.12)

Basic and Diluted net loss per share—Pro forma	$(0.11)	$(0.14)

Product Warranties

     The Company warrants finished goods against defects in material and workmanship under normal use and service for periods of one to three years for illuminators and fiber. A liability for the estimated future costs under product warranties is maintained for products outstanding under warranty:

FIBERSTARS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	Three months ended
	March 31,
	(in thousands)
	2004	2003

Balance at the beginning of the period	$330	$260
Accruals for warranties issued during the period	142	145
Accruals related to pre-existing warranties (including
changes in estimates)	—	—
Settlements made during the period (in cash or in kind)	(107)	(145)

Balance at the end of the period	$345	$260

Inventories

     Inventories are stated at the lower of standard cost (which approximates actual cost determined using the first-in, first-out cost method) or market and consist of the following (unaudited, in thousands):

	March 31,	December 31,
	2004	2003

Raw materials	$5,855	$5,923
Inventory reserve	(710)	(683)

	5,145	5,240
Finished goods	1,666	1,378

	$6,811	$6,618

Bank Borrowings

     The Company has a $5,000,000 Loan and Security Agreement (Accounts Receivable and Inventory) dated December 7, 2001, with Comerica Bank bearing interest equal to prime plus 0.25% per annum computed daily or a fixed rate term option of LIBOR plus 3%. Borrowings under this Loan and Security Agreement are collateralized by the Company’s assets and intellectual property. Specific borrowings are tied to accounts receivable and inventory balances, and the Company must comply with certain covenants with respect to effective net worth and financial ratios. The Company had no borrowings against this facility as of March 31, 2004 and had no borrowings as of December 31, 2003.

     The Company also has a $461,000 (contracted in UK pounds sterling, based on the exchange rate at March 31, 2004) bank overdraft agreement with Lloyds Bank Plc through its UK subsidiary. There were no borrowings against this facility as of March 31, 2004 and December 31, 2003.

     As of March 31, 2004, the Company had a total borrowing of $458,000 (contracted in Euros, based on the exchange rate at March 31, 2004) against a note payable secured by real property owned by its German subsidiary. As of December 31, 2003, the Company had $475,000 (contracted in Euros, based on the exchange rate at December 31, 2004) borrowed against this note. Additionally, there is a revolving line of credit of $259,000 (contracted in Euros, based on the exchange rate at March 31, 2004) with Sparkasse Neumarkt Bank. As of March 31, 2004, there was a total borrowing of $132,000 against this facility. There were no borrowings under this facility as of December 31, 2003.

FIBERSTARS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Comprehensive Income (Loss)

     Comprehensive income (loss) is defined as net income (loss) plus sales, expenses, gains and losses that, under generally accepted accounting principles, are included in comprehensive income (loss) but excluded from net income (loss). A separate statement of comprehensive operations has been presented with this report.

Segments and Geographic Information

     The Company operates in a single industry segment that manufactures, markets and sells fiber optic lighting products. The Company has two primary product lines: the pool and spa lighting product line and the commercial lighting product line, each of which markets and sells fiber optic lighting products. The Company markets its products for worldwide distribution primarily through independent sales representatives, distributors and swimming pool builders in North America, Europe and the Far East.

     A summary of sales by geographic area is as follows (unaudited, in thousands):

	Three months ended March 31,

	2004	2003

U.S.	$4,012	$4,253
Germany	842	747
U.K.	1,000	718
Other countries	154	158

	$6,008	$5,879

     Geographic sales are categorized based on the location of the customer to whom the sales are made.

     A summary of sales by product line is as follows (unaudited, in thousands):

	Three months ended March 31,

	2004	2003

Pool and Spa Lighting	$3,058	$2,876
Commercial Lighting	2,950	3,003

	$6,008	$5,879

     A summary of geographic long lived assets (fixed assets, goodwill and intangibles) is as follows (in thousands):

	March 31,	December 31,
	2004	2003

	(unaudited)
U.S.	$5,029	$5,306
Germany	1,872	1,458
Other countries	127	164

	$7,028	$6,928

FIBERSTARS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Recent Accounting Pronouncements

     In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2004, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The adoption of SFAS No. 150 did not have an impact on the Company’s financial position, results of operations or cash flows.

     In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a material impact on the Company’s financial position or results of operations or cash flows.

Purchased In-process Research and Development

     In February 2000, the Company purchased certain assets of Unison Fiber Optic Systems, Inc. (“Unison”) and accounted for the acquisition as a purchase. Acquired intangible assets are being amortized using the straight-line method over the estimated useful life of the assets ranging from 3 to 7 years.

Income Taxes

     A full valuation allowance is recorded against the Company’s U.S. deferred tax assets as management cannot conclude, based on available objective evidence, when the gross value of its deferred tax assets will be realized. The Company accrues foreign tax expenses or benefits as these are incurred.

Commitments and Contingencies

     Refer to Note 8 of the Company’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling shareholders. All amounts are estimated except the SEC registration fee.

Amount

SEC registration fee	$1,834

Accounting fees and expenses	$22,000

Legal fees and expenses	$15,000
Miscellaneous fees and expenses	$1,166

Total	$40,000

Item 14. Indemnification of Directors and Officers

     Section 317 of the California Corporations Code provides for the indemnification of officer, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant’s Amended and Restated Articles of Incorporation (Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-24230)) and Article VI of the Registrant’s Bylaws (Exhibit 3(ii) to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2003 (File No. 000-24230)) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, to among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 15. Unregistered Securities

     None.

Item 16. Exhibits

Exhibit Number	Description of Document

3(i).1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
3(i).2
Certificate of Determination of Series A Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

3(ii)	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003).

4.1	Form of warrant issued to the Underwriters in the Registrant’s initial public offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA) which became effective on August 17, 1994).
4.2	Rights Agreement dated as of September 20, 2001 between the Registrant and Mellon Investor Services (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed with the SEC on September 21, 2001).
4.3	Amendment No. 1 to Rights Agreement dated as of March 26, 2002, between the Registrant and Mellon Investor Services, LLC as rights agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Form 8-A filed with the SEC on April 17, 2002).
4.4	Amendment No. 2 to the Rights Agreement dated as of June 17, 2003, between the Registrant and Mellon Investor Services, LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Form 8-A filed with the SEC on July 15, 2003).
4.5	Amendment No. 3 to the Rights Agreement dated as of December 8, 2003, between the Registrant and Mellon Investor Services, LLC as rights agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 10, 2004).
4.6	Common Stock Purchase Warrant dated as of June 27, 1988 issued by the Registrant to Philip Wolfson (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
4.7	Form of Warrant for the purchase of shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.8	Form of Warrant for the purchase of shares of Common Stock (incorporated by reference to Exhibit 99.3 to the Registrant’s current report on Form 8-K filed with the SEC on June 19, 2003).
4.9	Warrant for the purchase of shares of Common Stock issued to Merriman Curhan Ford &Co., formerly known as RTX Securities Corporation.
4.10	Letter Agreement between the Registrant and Merriman Curhan Ford &Co., formerly known as RTX Securities Corporation dated March 27, 2003.
4.11	Second Amended and Restated Investor Agreement dated December 18, 2003 by and among the Registrant, Advanced Lighting Technologies, Inc., ADLT Class 7 Liquidating Trust, u/a/d January, 2004 and Unison Fiber Optic Lighting Systems, LLC (incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
5.1	Opinion of Pillsbury Winthrop LLP.
10.1	Form of Indemnification Agreement for directors and officers of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.2	1988 Stock Option Plan, as amended, and forms of stock option agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.3	1994 Stock Option Plan, amended as of May 24, 2000, (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-52042) filed on December 18, 2000).
10.4	1994 Employee Stock Purchase Plan, amended as of December 7, 2000, (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-52042) filed on December 18, 2000).

10.5	1994 Directors’ Stock Option Plan, amended as of May 23, 2001, (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-68844) filed on August 31, 2001).
10.6	Registration Rights Agreement dated as of June 27, 1990, between the Registrant and certain holders of the Registrant’s capital stock, as amended by Amendment No. 1 dated as of February 6, 1991 and Amendment No. 2 dated as of April 30, 1994 (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.7	Amendment No. 3 to Registration Rights Agreement to include Warrant shares as Registerable Securities (incorporated by reference to Exhibit 1.2 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.8	Stock Purchase Agreement and related Promissory Note between David N. Ruckert and the Registrant dated as of December 9, 1987, as amended (incorporated by reference toExhibit 10.14 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.9	Lease Agreement dated December 20, 1993, between the Registrant and Bayside Spinnaker Partners IV (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.10	Form of Agreement between the Registrant and independent sales representatives (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.11	Consulting Agreement dated August 25, 1994, between the Registrant and Philip Wolfson, M.D. (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1994).
10.12*	Distribution Agreement dated March 21, 1995, between the Registrant and Mitsubishi International Corporation (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1994).
10.13	Stock Purchase Agreement dated March 21, 1995, among the Registrant, Mitsubishi International Corporation and Mitsubishi Corporation (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1994).
10.14	Promissory Note dated as of October 7, 1996, issued in favor of the Registrant by Steve Keplinger (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996).
10.15	Promissory Note dated as of March 25, 1997, issued in favor of the Registrant by Barry Greenwald (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996).
10.16	Promissory Note dated as of March 15, 1998, issued in favor of the Registrant by Barry Greenwald (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1997).
10.17*	Asset Purchase Agreement dated August 31, 1998, by and among Fibre Optics International, Inc., Douglas S. Carver, Dave M. Carver, and the Registrant (incorporated by reference to Exhibit 10.32 to the Registrant’s Amended Annual Report on Form 10- KSB/A for the year ended December 31, 1998).
10.18	Asset Purchase Agreement dated as of November 19, 1998, by and among the Registrant, Hillgate (4) Limited, Crescent Lighting Limited, Michael Beverly Morrison and Corinne Bertrand (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 1998).

10.19*	Purchase and Take-over Agreement between Frau Claudia Mann, acting for LBM Lichtleit-Fasertechnik and Fiberstars Deutschland GmbH, represented by its Managing Director Herr Bernhard Mann (incorporated by reference to Exhibit 10.34 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.20*	Asset Purchase Agreement dated as of December 30, 1998, between Respironics, Inc. and the Registrant (incorporated by reference to Exhibit 10.35 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.21	Multi-tenant Industrial Triple Net Lease last executed December 1, 1998, between the Registrant and Catellus Development Corporation (incorporated by reference to Exhibit 10.36 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.22	Multi-tenant Industrial Lease Agreement (Modified Gross) dated September 15, 1998, between the Registrant and Harsch Investment Corp., as Agent for MacArthur/Broadway Center, Inc. (incorporated by reference to Exhibit 10.37 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998), as amended by First Amendment to Lease dated December 13, 1999 (incorporated by reference to Exhibit 10.37 to the Registrant’s Amended Annual Report on Form 10-K 405/A for the year ended December 31, 1999).
10.23	Amended and Restated Promissory Note dated March 25, 1999, between the Registrant and J. Steven Keplinger (incorporated by reference to Exhibit 10.40 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.24	Asset Purchase Agreement dated as of January 14, 2000, among the Registrant and Unison Fiber Optic Lighting Systems, LLC (incorporated by reference to Exhibit 7(c) to Advanced Lighting Technologies, Inc.’s Amendment No. 3 to Schedule 13D filed on March 9, 2000).
10.25	Agreement and Plan of Reorganization dated April 18, 2000, between the Registrant and Lightly Expressed, Ltd. (VA), Lightly Expressed, Ltd. (CA), William Leaman and Michael Weber (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
10.26	Loan Agreement dated September 1, 2000, between the Registrant and Wells Fargo Bank (incorporated by reference to Exhibit 10.32 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
10.27	Term Commitment Note of the Registrant dated as of September 1, 2000, to Wells Fargo Bank (incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
10.28	Revolving Line of Credit Note of the Registrant dated as of September 1, 2000, to Wells Fargo Bank (incorporated by reference to Exhibit 10.31 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
10.29*	Three (3) Year Supply Agreement dated November 30, 2000, between the Registrant and Mitsubishi International Corporation (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).
10.30	Second Amended and Restated Investor Agreement dated March 18, 2004, by and among the Registrant, Advanced Lighting Technologies, Inc., ADLT Class 7 Liquidating Trust; u/a/d January, 2004 and Unison Fiber Optic Lighting Systems, LLC.
10.31*	Exclusive Marketing and Distribution Agreement between the Registrant and Laars, Inc. effective July 31, 2000 (incorporated by reference to the exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).
10.32	Extension—Loan Agreement between the Registrant and Wells Fargo Bank, National Association dated March 23, 2001 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).II-4

10.33	Extension—Revolving Line of Credit Note by the Registrant dated as of March 23, 2001, to Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
10.34	Continuing Security Agreement, Rights to Payment and Inventory by the Registrant dated as of March 23, 2001, to Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
10.35	Extension—Revolving Line of Credit Note of the Registrant dated as of August 10, 2001, to Wells Fargo Bank (incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
10.36	Consulting Agreement effective as of October 18, 2001, between the Registrant and John B. Stuppin (incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.37	Loan and Security Agreement (Accounts and Inventory) as dated December 7, 2001, between Comerica Bank-California, a California banking corporation and the Registrant (incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.38	Common Stock and Warrant Purchase Agreement, dated March 29, 2002, by and among the Registrant and the investors named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.39	Securities Purchase Agreement dated June 17, 2003, by and among the Registrants and the investors named therein (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2003).
10.40	Form of Indemnification Agreement for officers of the Registrant (incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report 10-K for year ended December 31, 2003).
10.41	Form of Indemnification Agreement for directors of the Registrant (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report 10-K for year ended December 31, 2003).
10.42	Production Share Agreement dated October 9, 2003, by and among the Registrant, and North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V. (incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report 10-K for year ended December 31, 2003).
21.1	Significant subsidiaries of the Registrant (incorporated by reference to the exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
23.1	Consent of Independent Certified Public Accountants.
23.2	Consent of Independent Registered Public Accountants.
23.2	Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1).
24.1	Power of Attorney (see page II-8).

* Confidential treatment has been granted with respect to certain portions of this agreement.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of Fiberstars, Inc.
Fremont, California

Our audit of the consolidated financial statements referred to in our report dated February 27, 2004, appearing in this Form S-1 also included an audit of the financial statement schedule for the year ended December 31, 2003 listed in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein for the year ended December 31, 2003 when read in conjunction with the related consolidated financial statements.

/s/ Grant Thornton LLP

San Francisco, California
February 27, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Fiberstars, Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 14, 2003 appearing in this Form S-1 also included an audit of the financial statement schedule listed in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 14, 2003

SCHEDULE II

FIBERSTARS, INC.

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

	Balance at
	Beginning of	Charges	Charges		Balance at
Description	Year	To Revenue	To Expenses	Deductions	End of Year

	(Amounts in thousands)
Year Ended December 31, 2003
Allowance for doubtful accounts and	$604	$—	$1	$141	$465
returns
Valuation allowance for deferred tax	2,035	—	400	—	2,435
assets
Year Ended December 31, 2002
Allowance for doubtful accounts and	585	—	78	59	604
returns
Valuation allowance for deferred tax	—	—	2,035	—	2,035
Assets
Year Ended December 31, 2001
Allowance for doubtful accounts and	1,526	740	274	1,955	585
returns

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 27, 2004.

FIBERSTARS, INC.

By	/s/ Robert A. Connors

Robert A. Connors
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David N. Ruckert, and Robert A. Connors, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David N. Ruckert
	Chief Executive Officer, President (Principal	May 27, 2004
David N. Ruckert	Executive Officer) and Director

/s/ Robert A. Connors
	Chief Financial Officer (Principal Financial and	May 27, 2004
Robert A. Connors	Accounting Officer)

/s/ Jeffrey Brite
	Director	May 26, 2004
Jeffrey Brite

/s/ Wayne R. Hellman
	Director	May 27, 2004
Wayne R. Hellman

/s/ Sabu Krishnan
	Director	May 27, 2004
Sabu Krishnan

/s/ John B. Stuppin
	Director	May 25, 2004
John B. Stuppin

/s/ David N. Traversi
	Director	May 27, 2004
David N. Traversi

/s/ Philip Wolfson
	Director	May 26, 2004
Philip Wolfson

EXHIBIT INDEX

Exhibit
Number	Description of Document

3(i).1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
3(i).2	Certificate of Determination of Series A Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
3(ii )	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003).
4.1	Form of warrant issued to the Underwriters in the Registrant’s initial public offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA) which became effective on August 17, 1994).
4.2	Rights Agreement dated as of September 20, 2001 between the Registrant and Mellon Investor Services (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed with the SEC on September 21, 2001).
4.3	Amendment No. 1 to Rights Agreement dated as of March 26, 2002, between Fiberstars, Inc. and Mellon Investor Services, LLC as rights agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Form 8-A filed with the SEC on April 17, 2002).
4.4	Amendment No. 2 to the Rights Agreement dated as of June 17, 2003, between Fiberstars, Inc. and Mellon Investor Services, LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Form 8-A filed with the SEC on July 15, 2003).
4.5	Amendment No. 3 to the Rights Agreement dated as of December 8, 2003, between the Registrant and Mellon Investor Services, LLC as rights agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 10, 2004).
4.6	Common Stock Purchase Warrant dated as of June 27, 1988 issued by the Registrant to Philip Wolfson (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
4.7	Form of Warrant for the purchase of shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.8	Form of Warrant for the purchase of shares of Common Stock (incorporated by reference to Exhibit 99.3 to the Registrant’s current report on Form 8-K filed with the SEC on June 19, 2003).
4.9	Warrant for the purchase of shares of Common Stock issued to Merriman Curhan Ford &Co., formerly known as RTX Securities Corporation.
4.10	Letter Agreement between the Registrant and Merriman Curhan Ford &Co., formerly known as RTX Securities Corporation dated March 27, 2003.
4.11	Second Amended and Restated Investor Agreement dated December 18, 2003 by and among the Registrant, Advanced Lighting Technologies, Inc., ADLT Class 7 Liquidating Trust, u/a/d January, 2004 and Unison Fiber Optic Lighting Systems, LLC (incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
5.1	Opinion of Pillsbury Winthrop LLP.

10.1	Form of Indemnification Agreement for directors and officers of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.2	1988 Stock Option Plan, as amended, and forms of stock option agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.3	1994 Stock Option Plan, amended as of May 24, 2000, (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333- 52042) filed on December 18, 2000).
10.4	1994 Employee Stock Purchase Plan, amended as of December 7, 2000, (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-52042) filed on December 18, 2000).
10.5	1994 Directors’ Stock Option Plan, amended as of May 23, 2001, (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-68844) filed on August 31, 2001).
10.6	Registration Rights Agreement dated as of June 27, 1990, between the Registrant and certain holders of the Registrant’s capital stock, as amended by Amendment No. 1 dated as of February 6, 1991 and Amendment No. 2 dated as of April 30, 1994 (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.7	Amendment No. 3 to Registration Rights Agreement to include Warrant shares as Registerable Securities (incorporated by reference to Exhibit 1.2 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.8	Stock Purchase Agreement and related Promissory Note between David N. Ruckert and the Registrant dated as of December 9, 1987, as amended (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.9	Lease Agreement dated December 20, 1993, between the Registrant and Bayside Spinnaker Partners IV (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.10	Form of Agreement between the Registrant and independent sales representatives (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA)).
10.11	Consulting Agreement dated August 25, 1994, between the Registrant and Philip Wolfson, M.D. (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1994).
10.12*	Distribution Agreement dated March 21, 1995, between the Registrant and Mitsubishi International Corporation (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1994).
10.13	Stock Purchase Agreement dated March 21, 1995, among the Registrant, Mitsubishi International Corporation and Mitsubishi Corporation (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1994).
10.14	Promissory Note dated as of October 7, 1996, issued in favor of the Registrant by Steve Keplinger (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996).
10.15	Promissory Note dated as of March 25, 1997, issued in favor of the Registrant by Barry Greenwald (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996).

10.16	Promissory Note dated as of March 15, 1998, issued in favor of the Registrant by Barry Greenwald (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1997).
10.17*	Asset Purchase Agreement dated August 31, 1998, by and among Fibre Optics International, Inc., Douglas S. Carver, Dave M. Carver, and the Registrant (incorporated by reference to Exhibit 10.32 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.18	Asset Purchase Agreement dated as of November 19, 1998, by and among the Registrant, Hillgate (4) Limited, Crescent Lighting Limited, Michael Beverly Morrison and Corinne Bertrand (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 1998).
10.19*	Purchase and Take-over Agreement between Frau Claudia Mann, acting for LBM Lichtleit- Fasertechnik and Fiberstars Deutschland GmbH, represented by its Managing Director Herr Bernhard Mann (incorporated by reference to Exhibit 10.34 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.20*	Asset Purchase Agreement dated as of December 30, 1998, between Respironics, Inc. and the Registrant (incorporated by reference to Exhibit 10.35 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.21	Multi-tenant Industrial Triple Net Lease last executed December 1, 1998, between the Registrant and Catellus Development Corporation (incorporated by reference to Exhibit 10.36 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December31, 1998).
10.22	Multi-tenant Industrial Lease Agreement (Modified Gross) dated September 15, 1998, between the Registrant and Harsch Investment Corp., as Agent for MacArthur/Broadway Center, Inc. (incorporated by reference to Exhibit 10.37 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998), as amended by First Amendment to Lease dated December 13, 1999 (incorporated by reference to Exhibit 10.37 to the Registrant’s Amended Annual Report on Form 10-K 405/A for the year ended December31, 1999).
10.23	Amended and Restated Promissory Note dated March 25, 1999, between the Registrant and J. Steven Keplinger (incorporated by reference to Exhibit 10.40 to the Registrant’s Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1998).
10.24	Asset Purchase Agreement dated as of January 14, 2000, among the Registrant and Unison Fiber Optic Lighting Systems, LLC (incorporated by reference to Exhibit 7(c) to Advanced Lighting Technologies, Inc.’s Amendment No. 3 to Schedule 13D filed on March 9, 2000).
10.25	Agreement and Plan of Reorganization dated April 18, 2000, between the Registrant and Lightly Expressed, Ltd. (VA), Lightly Expressed, Ltd. (CA), William Leaman and Michael Weber (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
10.26	Loan Agreement dated September 1, 2000, between the Registrant and Wells Fargo Bank (incorporated by reference to Exhibit 10.32 to the Registrant’s Quarterly Report on Form 10- Q for the quarter ended September 30, 2000).
10.27	Term Commitment Note of the Registrant dated as of September 1, 2000, to Wells Fargo Bank (incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
10.28	Revolving Line of Credit Note of the Registrant dated as of September 1, 2000, to Wells Fargo Bank (incorporated by reference to Exhibit 10.31 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.29*	Three (3) Year Supply Agreement dated November 30, 2000, between the Registrant and Mitsubishi International Corporation (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).
10.30	Second Amended and Restated Investor Agreement dated March 18, 2004, by and among the Registrant, Advanced Lighting Technologies, Inc., ADLT Class 7 Liquidating Trust; u/a/d January, 2004 and Unison Fiber Optic Lighting Systems, LLC.
10.31*	Exclusive Marketing and Distribution Agreement between the Registrant and Laars, Inc. effective July 31, 2000 (incorporated by reference to the exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).
10.32	Extension—Loan Agreement between the Registrant and Wells Fargo Bank, National Association dated March 23, 2001 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
10.33	Extension—Revolving Line of Credit Note by the Registrant dated as of March 23, 2001, to Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
10.34	Continuing Security Agreement, Rights to Payment and Inventory by the Registrant dated as of March 23, 2001, to Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).
10.35	Extension—Revolving Line of Credit Note of the Registrant dated as of August 10, 2001, to Wells Fargo Bank (incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
10.36	Consulting Agreement effective as of October 18, 2001, between the Registrant and John B. Stuppin (incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.37	Loan and Security Agreement (Accounts and Inventory) as dated December 7, 2001, between Comerica Bank-California, a California banking corporation and the Registrant (incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.38	Common Stock and Warrant Purchase Agreement, dated March 29, 2002, by and among the Registrant and the investors named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.39	Securities Purchase Agreement dated June 17, 2003, by and among the Registrants and the investors named therein (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2003).
10.40	Form of Indemnification Agreement for officers of the Registrant (incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report 10-K for year ended December 31, 2003).
10.41	Form of Indemnification Agreement for directors of the Registrant (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report 10-K for year ended December 31, 2003).
10.42	Production Share Agreement dated October 9, 2003, by and among the Registrant, and North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V. (incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report 10-K for year ended December 31, 2003).
21.1	Significant subsidiaries of the Registrant (incorporated by reference to the exhibit of the same number to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).
23.1	Consent of Independent Certified Public Accountants.
23.2	Consent of Independent Registered Public Accountants.

23.2	Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see page II-8).

* Confidential treatment has been granted with respect to certain portions of this agreement.